Exhibit 10.1

STOCK PURCHASE AGREEMENT

relating to

AUTOMOTIVE INFORMATION SYSTEMS, INC.

by and between

MOBILE PRODUCTIVITY, INC.

and

CSK AUTO, INC.

Dated as of _________ __, 2005

STOCK PURCHASE AGREEMENT
TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS	1
1.1 Definitions	1
1.2 Interpretation and Accounting Terms	11
ARTICLE 2 PURCHASE AND SALE OF SHARES	13
2.1 Transfer of Shares	13
2.2 Consideration	13
2.3 Closing	13
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER	13
3.1 Corporate Existence and Power	13
3.2 Valid and Enforceable Agreement; Authorization; Non-contravention	14
3.3 Capitalization and Ownership	15
3.4 Financial Statements	15
3.5 Events Subsequent to February 1, 2004	16
3.6 Undisclosed Liabilities	18
3.7 Taxes	18
3.8 Accounts Receivable	21
3.9 Inventories; Consignment	21
3.10 No Breach of Law or Governing Document	21
3.11 Litigation.	22
3.12 Owned and Leased Real Property	22
3.13 Personal Property; Title to Assets	24
3.14 Personal Property Leases	24
3.15 Necessary Property	24
3.16 Use and Condition of Property; Location	24
3.17 Licenses and Permits	25
3.18 Environmental Matters	25
3.19 Contracts and Commitments	26
3.20 Validity of Contracts	28
3.21 Intellectual Property	28
3.22 Insurance	30
3.23 Employees, Officers, Directors and Consultants	31
3.24 Bank Accounts of the Company	32
3.25 Labor Matters	32
3.26 Employee Benefit Matters	34
3.27 Product and Service Warranties	35
3.28 Product Liability Claims	36
3.29 Books and Records and Financial Controls	36
3.30 Customers, Suppliers and Competitors	37
3.31 Propriety of Past Payments	37
3.32 Change in Ownership	37
3.33 Guarantees	37
3.34 Brokers, Finders	37
3.35 Accuracy of Information	37
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER	38
4.1 Corporate Existence and Power	38
4.2 Valid and Enforceable Agreement	38
4.3 Brokers, Finders	39
4.4 Solvency	39
4.5 Investment Representation	39
4.6 Independent Investigation	39
4.7 Litigation and Arbitration / HSR Act	39
ARTICLE 5 ADDITIONAL COVENANTS OF THE PARTIES	40
5.1 Confidentiality	40
5.2 Covenant Not To Compete and Not to Solicit	40
5.3 Taxes	43
5.4 Books and Records	45
5.5 Public Announcements	45
5.6 Filings	46
5.7 Registration Rights Agreement and Stockholders Agreement	46
5.8 Further Assurances; Cooperation	46
ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	46
6.1 Accuracy of Representations and Warranties and Performance of Obligations	46
6.2 Consents and Approvals	47
6.3 No Litigation or Contrary Judgment	47
6.4 No Material Adverse Effect	47
6.5 Deliveries of Seller at Closing	47
ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER	48
7.1 Accuracy of Representations and Warranties and Performance of Obligations	48
7.2 Consents and Approvals	49
7.3 No Litigation or Contrary Judgment	49
7.4 Deliveries of Buyer at Closing	49
ARTICLE 8 INDEMNIFICATION	50
8.1 Survival of Representations and Warranties	50
8.2 Indemnification by Seller	50
8.3 Indemnification by Buyer	51
8.4 Notice of Claim	51
8.5 Right to Contest Claims of Third Persons	51
8.6 Limitations on Indemnity	52
8.7 Characterization of Indemnity Payments	55
8.8 Exclusive Remedy	55
8.9 Other Limitations	55
ARTICLE 9 MISCELLANEOUS PROVISIONS	55
9.1 Notice	55
9.2 Termination	57
9.3 Entire Agreement	57
9.4 Amendment and Modification	57
9.5 Assignment; Binding Agreement	57
9.6 Waiver of Compliance; Consents	57
9.7 Expenses	57
9.8 Equitable Relief	57
9.9 Counterparts, Facsimiles	58
9.10 Severability	58
9.11 Governing Law	58
9.12 No Third Party Beneficiaries or Other Rights	58
9.13 Submission to Jurisdiction	58
9.14 Waiver of Jury Trial	58
9.15 Further Assurances	58

Exhibits and Schedules

Exhibit	Description
1	Summary of Potential Terms of Acquisition

2	Senior Secured 5% Convertible Promissory Note

3	Security Agreement

4	Source Code Escrow Agreement

5	Pledge Agreement

6	UCC Filings

7	Guaranty

8	Amended Certificate of Incorporation

9	License Agreement

10	Employment Agreement

11	Form of First Amended and Restated Registration Rights Agreement

12	First Amended and Restated Stockholders’ Agreement

13	Voting Agreement

14	Buyer’s Counsel Legal Opinion

15	Seller’s Counsel Legal Opinion

16	Certificate of Representations and Warranties (J. Sweet)

Schedule	Description
A	Disclosure Letter

B	Business Interests

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of the      day of      , 2005, by and between Mobile Productivity, Inc., a Delaware corporation (“Buyer”), and CSK Auto, Inc., an Arizona corporation (“Seller”). Buyer and Seller are referred to herein as a “Party” and together as the “Parties”. Capitalized terms are defined in Article 1.

RECITALS

A. Buyer desires to purchase from Seller, on the following terms and conditions, the Shares, which comprise all of the issued and outstanding capital stock of Automotive Information Systems, Inc., d/b/a Identifix, a Minnesota corporation (the “Company”); and

B. Seller desires to sell the Shares to Buyer on the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter contained and contained in the Related Agreements, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The following words shall have the respective meanings given to them in this Article 1.

1.1.1	“Accounts Receivable” has the meaning set forth in Section 3.8.

1.1.2 “Action” has the meaning set forth in Section 3.11.

1.1.3	“Affiliate” means with respect to any Person, any other Person which is controlling, controlled by, or under common control with, directly or indirectly through any Person, the Person referred to, and, if the Person referred to is a natural Person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Immediately following the Effective Time, the Company shall be the Affiliate of Buyer and shall no longer be deemed to be the Affiliate of Seller.

1.1.4	“Agreement” means this Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including the Disclosure Letter and all Schedules and Exhibits hereto.

1.1.5	“Amended Certificate of Incorporation” means the Amended Certificate of Incorporation of Buyer substantially in the form of Exhibit 8 attached hereto.

1.1.6	“Book Value” means the sum of (a) Seller’s initial cash outlay for the Company, including without limitation any and all indirect costs associated with the acquisition of the Company; (b) net cash advances made by Seller to the Company through February 1, 2004; and (c) the book value (as defined under GAAP) of the Company’s capitalized software as of January 31, 2004.

1.1.7	“Business” means any and all business activities in which the Company is engaged (including, without limitation, designing, developing, manufacturing, distributing, promoting and selling the Identifix Internet “Direct-Hit” product, as such business is conducted by the Company on the date hereof and as of the Effective Time.

1.1.8	“Business Day” means any day which is not a Saturday, Sunday or legal holiday in the State of Arizona, United States of America.

1.1.9	“Buyer” has the meaning set forth in the first paragraph hereof.

1.1.10 “Buyer Indemnified Persons” has the meaning set forth in Section 8.2.

1.1.11	“Buyer’s Counsel Legal Opinion” means the legal opinion letter of counsel to Buyer, August Law Group, P.C., in favor of Seller and its counsel substantially in the form attached as Exhibit 14 hereto.

1.1.12	“Certificate of Representations and Warranties” means the Certificate of Representations and Warranties of Jeff Sweet, the President of the Company, substantially in the form attached as Exhibit 16 hereto.

1.1.13	“Closing” means the consummation of the transactions contemplated by this Agreement, as provided for in Section 2.3.

1.1.14	“Closing Date” means the date of the Parties’ execution of this Agreement.

1.1.15	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

1.1.16	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.1.17 “Company” has the meaning set forth in the Recitals.

1.1.18	“Confidential Information” has the meaning set forth in Section 5.2(f).

1.1.19	“Contract” means any written or oral contract, agreement, understanding, lease, indenture, mortgage, deed of trust, evidence of indebtedness, commitment or instrument, open purchase order or offer, to which the Company is a party or by which it or any of its assets is bound.

1.1.20	“Disclosure Letter” means the letter from Seller to Buyer, dated the date hereof, of exceptions to the representations and warranties made in Article 3, and the listings of information provided by Seller in Article 3, to be dated as of, and attached to this Agreement as Schedule A by the Parties at, Closing.

1.1.21 “EPA” means the United States Environmental Protection Agency.

1.1.22	“Effective Time” means the effective time of the Closing, which shall be deemed to be as of 12:01 a.m. Central Daylight Time on the Closing Date.

1.1.23	“Employment Agreement” means the Employment Agreement to be executed at Closing by and between Jeff Sweet (the President of the Company) and the Buyer substantially in the form of Exhibit 10 attached hereto.

1.1.24	“Environmental Claim(s)” means all Actions, Liens, or Orders asserted by a Person other than Buyer, Seller, or any of its Affiliates, and arising out of any violation or alleged violation of any Environmental Laws or Environmental Permits, including, but not limited to, (i) any and all Actions, Liens, or Orders asserted by a Government for enforcement, cleanup, removal, response, closure, remedial or other actions, or damages pursuant to any applicable Environmental Laws or Environmental Permits, and (ii) any and all Actions, Liens, or Orders asserted by a Person other than Buyer, Seller, or any of its Affiliates, arising out of any violation or alleged violation of any Environmental Laws or Environmental Permits, seeking damages, contribution, indemnification, cost recovery, compensation, private or Governmental enforcement, or injunctive relief resulting from Hazardous Materials.

1.1.25	“Environmental Law” means all applicable laws, statutes, enactments, orders, regulations, rules and ordinances of any Government relating to pollution or protection of human health, safety, the environment, natural resources or laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, release, transport, disposal or handling of Hazardous Materials, including, without limitation (as applicable), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136y, et. seq.), and the Oil Pollution Act (33 U.S.C. §2701, et seq.), all as amended from time to time and the regulations promulgated pursuant thereto.

1.1.26	“Environmental Permits” means all permits, registrations, approvals, licenses, filings and submissions to any Government or other authority required by or made by or on behalf of the Company under or pursuant to any Environmental Law.

1.1.27	“Environmental Property” means any assets or real property currently or previously owned, leased, operated or used by the Company or any Affiliate thereof to the extent liability for an Environmental Claim could be asserted against the Company under any applicable Environmental Law.

1.1.28	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.1.29	“Financial Statements” means the unaudited (a) balance sheets of the Company as of February 1, 2004, 2003, and 2002; (b) balance sheet of the Company as of November 30, 2004 (the “Interim Financial Statements”); and (c) related statements of earnings, stockholders’ equity and changes in financial position and cash flows for the periods then ended, together, as to all the foregoing, with any notes or schedules thereto.

1.1.30	“First Amended and Restated Stockholders’ Agreement” means the First Amended and Restated Stockholders’ Agreement among Buyer, Seller and the other stockholders of Buyer identified therein, substantially in the form attached as Exhibit 12 hereto.

1.1.31	“Form of First Amended and Restated Registration Rights Agreement” means the First Amended and Restated Registration Rights Agreement among Buyer, Seller and the other parties thereto, substantially in the form attached as Exhibit 11 hereto.

1.1.32	“GAAP” means the accounting principles generally accepted in the United States, including as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, applied consistently throughout the periods involved.

1.1.33	“Government” means the United States of America, any other nation or state, any federal, bilateral or multilateral governmental authority, state, any possession, territory, local, county, district, city or other governmental unit or subdivision, and any branch, entity, agency, or judicial body of any of the foregoing.

1.1.34	“Guaranty” means the Guaranty made by Warburg Pincus in favor of Seller substantially in the form attached as Exhibit 7 hereto.

1.1.35	“Hazardous Materials” means any petroleum, petroleum hydrocarbons, petroleum waste or petroleum products, underground storage tanks, asbestos or asbestos-containing materials, pesticides, lead and lead-containing materials, urea formaldehyde insulation and polychlorinated biphenyls (PCBs), ionizing and non-ionizing radiation including radon and electromagnetic frequency radiation; and any chemicals, materials, substances or wastes in any amount or concentration which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, or which are defined or regulated as dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or as a pollutant or contaminant, in each case under any applicable Environmental Law.

1.1.36	“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor thereto.

1.1.37	“Income Taxes” means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts) including any interest, penalty, or additions thereto, whether disputed or not.

1.1.38	“IRCA” means the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder.

1.1.39	“IRS” means the United States Internal Revenue Service.

1.1.40	“Indemnified Losses” has the meaning set forth in Section 8.2.

1.1.41	“Indemnified Party” has the meaning set forth in Section 8.4.

1.1.42	“Indemnifying Party” has the meaning set forth in Section 8.4.

1.1.43	“Intellectual Property” means all intellectual property owned or used by the Company, including, without limitation, all:

(a)	inventions, models, designs, developments, ideas, concepts, shop rights, proprietary processes and formulae, and items of proprietary know-how, information or data whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications;

(b)	ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications;

(c)	national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application;

(d)	trademarks, service marks, trade dress, logos, trade names, domain names, business names and corporate names, including but not limited to “Automotive Information Systems”, “Identifix” and “Direct-Hit”, and any variations, derivations and abbreviations thereof, whether or not registered, including all common law rights and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions,

(e)	copyrights (registered or otherwise), copyrighted works, mask works, derivative works, and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions;

(f)	computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, programs, documentation and other materials related thereto, and rights to Uniform Resource Locators and web site addresses;

(g)	trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice);

(h)	whether or not confidential, technology (including know-how and show-how), manufacturing and production process and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, projections, market studies, pricing and cost information, business and marketing plans and prospects, customer and supplier lists and information;

(i)	copies and tangible embodiments of all of the foregoing, in whatever form or medium;

(j)	rights to obtain and rights to apply for patents, to claim priority to earlier-filed patent applications, and to register trademarks and copyrights;

(k)	rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the intellectual property rights set forth above;

(l)	all intangible rights, in whatever form, recognized as protectable intellectual property under the laws of any country; and

(m)	all the goodwill associated with any of the foregoing, and licenses, sublicenses, assignments, and agreements in respect of any of the foregoing, in each case which are owned, used, licensed or assigned by or to the Company.

1.1.44	“Knowledge” or “knowledge” means, subject to Section 1.2.1(a), a Person’s actual knowledge (i.e., the conscious awareness of facts or other information), without undertaking any investigation, and not constructive or imputed knowledge. The words “know,” “knowing” and “known” shall be construed accordingly.

1.1.45	“Law” means any statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any Government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by any such statute, law, ordinance, decree, order, injunction, rule, directive, or regulation.

1.1.46 “Leased Real Property” has the meaning set forth in Section 3.12(b).

1.1.47	“Liabilities” or “Liability” means all debts, adverse claims, liabilities and/or obligations, direct, indirect, absolute or contingent, liquidated or unliquidated, whether accrued, vested or otherwise, and whether or not reflected or required to be reflected on the financial statements of a Person.

1.1.48	“License Agreement” means the License Agreement between Buyer and Seller substantially in the form attached as Exhibit 9 hereto.

1.1.49	“Lien” means any lien, security interest, mortgage, indenture, deed of trust, pledge, charge, adverse claim, easement, restriction or other encumbrance, including, without limitation, any liens arising pursuant to any Environmental Law or in respect of any Tax.

1.1.50 “Losses” has the meaning set forth in Section 8.2.

1.1.51	“Material Adverse Effect” means any material adverse effect on (a) the Business, properties, assets, liabilities, profits, operations, results of operations or condition (financial or otherwise) of the Company taken as a whole, or (b) the authority or ability of Seller to perform its obligations under this Agreement, but shall not be deemed to include (i) any adverse changes resulting from general economic, regulatory or political conditions, (ii) circumstances that affect the industries in which the Company operates generally unless expressly directed at or disproportionately affecting the Company, (iii) with respect to the Company or its Affiliates, acts attributable to, omissions by, or circumstances affecting, the other Party hereto or its Affiliates, or (iv) any changes resulting from the announcement or pendency of the transactions provided for in this Agreement.

1.1.52	“Material Contracts” has the meaning set forth in Section 3.19(a).

1.1.53	“Non-Competition Period” has the meaning set forth in Section 5.2(a).

1.1.54	“Non-Income Taxes” means any Taxes other than Income Taxes.

1.1.55	“Order” means an order, writ, injunction, or decree of any court or Government.

1.1.56	“Ordinary Course” means, with respect to the Business of the Company, only the ordinary course of commercial operations customarily engaged in by the Company consistent with industry norms and the Company’s prior practices, and specifically does not include (a) any activity (i) involving the purchase or sale of the Company or of any product line or business unit of the Company, (ii) involving modification or adoption of any Plan, or (iii) which requires approval by the board of directors or shareholders of the Company, or (b) the incurrence of any material Liability for any tort or any breach or violation of or default under any Contract or Law.

1.1.57 “Owned Real Property” has the meaning set forth in Section 3.12(a).

1.1.58	“Party” or “Parties” has the meaning set forth in the first paragraph hereof.

1.1.59 “PBGC” means the Pension Benefit Guaranty Corporation.

1.1.60	“Permitted Liens” means, collectively, (a) Liens that are disclosed in the Disclosure Letter, (b) Liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings, (c) Liens for landlords, common carriers, warehousemen, mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for amounts which are owed, but not yet delinquent, (d) purchase money security interests relating to the acquisition of goods in the Ordinary Course equal to, or less than, Ten Thousand Dollars ($10,000) per individual acquisition, (e) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey of the property would reveal, and (f) Liens arising from or related to immaterial indebtedness or capital leases of the Company or its Subsidiaries equal to, or less than, Ten Thousand Dollars ($10,000) in each case.

1.1.61	“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government entity (or any department, agency or political subdivision thereof).

1.1.62	“Plan” means any agreement, arrangement, plan, or policy, whether or not written, that involves (a) any pension, retirement, profit sharing, savings, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (b) welfare or “fringe” benefits, including without limitation vacation, holiday, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or (c) any employment, consulting, engagement, or retainer agreement.

1.1.63	“Pledge Agreement” means the Pledge Agreement between Buyer, as pledgor, and Seller, as pledgee, substantially in the form of Exhibit 5 attached hereto.

1.1.64 “Pre-Closing Periods” has the meaning set forth in Section 5.3(b).

1.1.65 “Purchase Price” has the meaning set forth in Section 2.2.

1.1.66	“Real Property” means the Owned Real Property and the Leased Real Property.

1.1.67	“Related Agreements” means the Senior Secured 5% Convertible Promissory Note, Security Agreement, Pledge Agreement, Source Code Escrow Agreement, UCC Filings, Guaranty, Amended Certificate of Incorporation, License Agreement, Employment Agreement, Termination of Severance and Retention Agreement between Jeff Sweet (the President of the Company), the Company and Seller, and the Voting Agreement.

1.1.68	“Security Agreement” means the Security Agreement between Buyer, as debtor, and Seller, as secured party, substantially in the form of Exhibit 3 attached hereto.

1.1.69	“Seller Indemnified Persons” has the meaning set forth in Section 8.3.

1.1.70 “Seller” has the meaning set forth in the first paragraph hereof.

1.1.71	“Seller’s Counsel Legal Opinion” means the legal opinion letter of counsel to Seller, Bryan Cave LLP, in favor of Buyer and its counsel substantially in the form attached as Exhibit 15 hereto.

1.1.72	“Senior Secured 5% Convertible Promissory Note” means the Senior Secured 5% Convertible Promissory Note made and issued by Buyer, as maker, to Seller, as payee, substantially in the form of Exhibit 2 attached hereto.

1.1.73	“Shares” means the shares of the Company’s common stock, par value $0.01 per share, to be sold by Seller to Buyer hereunder.

1.1.74	“Source Code Escrow Agreement” means the Source Code Escrow Agreement for the Company’s Identifix “Direct-Hit” software among Buyer, Seller, and the escrow agent named therein, substantially in the form of Exhibit 4 attached hereto.

1.1.75	“Sponsor” means any employer who is participating (or who has participated) in any Plan.

1.1.76 “Straddle Period” has the meaning set forth in Section 5.3(c).

1.1.77	“Summary of Potential Terms of Acquisition” means the Summary of Potential Terms of Acquisition among Buyer, Seller and the Company attached as Exhibit 1 hereto.

1.1.78	“Tax” or “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes; PBGC premiums; and any other Government charges of the same or similar nature; including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person. Any one of the foregoing Taxes shall be referred to sometimes as a “Tax.”

1.1.79	“Tax Returns” means all reports, estimates, declarations, claims for refund, information statements and returns relating to or required by Law to be filed by the Company in connection with any Taxes, and all information returns (e.g., Form W-2, Form 1099) and reports relating to Taxes and Taxes payable by, pursuant to, or in connection with, any Plans, including any amendment or supplement thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”

1.1.80	“Territory” has the meaning set forth in Section 5.2(a).

1.1.81	“Third Person” has the meaning set forth in Section 8.5.

1.1.82	“Third-Person Claim” has the meaning set forth in Section 8.5.

1.1.83	“UCC Filings” means the Uniform Commercial Code Financing Statement(s) and Fixture Filing(s) in favor of Seller, as secured party, substantially in the form(s) attached as Exhibit 6 hereto.

1.1.84 “VEBA” means voluntary employees’ beneficiary association.

1.1.85	“Voting Agreement” means that Voting Agreement dated as of the date hereof by and among Seller, Buyer and the Stockholders of Buyer parties thereto substantially in the form attached as Exhibit 13 hereto.

1.1.86	“Warburg Pincus” means Warburg Pincus Private Equity VIII, Inc., a Delaware corporation.

1.1.87	“Welfare Plan” means an employee welfare benefit plan (within the meaning of ERISA Section 3(1)).

1.2	Interpretation and Accounting Terms.

	1.2.1	Interpretation.

(a)	In respect of Seller, on the one hand, or Buyer, on the other hand, a reference to the “knowledge” or “Knowledge” of such Person or “awareness of” such Person, and variations thereof, shall be deemed to refer to the Knowledge of the Relevant Persons of such Person. In respect of Seller, (i) the term “Relevant Persons” shall be deemed to refer to Don Watson, Larry Buresh, Ed O’Brien, Maynard L. Jenkins and Martin Fraser (except with respect to any communications which are subject to attorney-client or attorney work product privileges), and any other individual who, prior to the Closing Date, shall succeed to the position or office now held by any of the foregoing individuals, and (ii) the terms “knowledge”, “Knowledge”, “awareness”, or variations thereof, of “Relevant Persons” shall include the Knowledge of Jeff Sweet, the President of the Company, solely to the extent disclosed in Mr. Sweet’s Certificate of Representations and Warranties pertaining to the representations and warranties relating to the Company in Article 3 of this Agreement, substantially in the form attached hereto as Exhibit 16. In respect of Buyer, the term “Relevant Persons” shall be deemed to refer to Les Silver and Kevin Rogers, and any other individual who, prior to the Closing Date, shall succeed to the position or office now held by any of the foregoing individuals.

(b)	Whenever in this Agreement the terms “include,” “includes,” “including,” and derivative or similar words, are used, they shall be construed to be followed by the phrase “without limitation”.

(c)	Whenever in this Agreement the term “agreement” is used, it shall be deemed to refer to binding agreements, commitments, leases, contracts, contract rights, licenses and sublicense agreements, quotations, purchase orders, customer orders, work orders and other executory rights.

(d)	Wherever in this Agreement a statute or other piece of legislation is referenced, such reference shall be deemed to include any and all amendments thereto, as well as any successor legislation which may be adopted subsequent to the date of this Agreement, and covering the same subject matter or the referenced statute or legislation.

(e)	Whenever in this Agreement the term “party to” is used in regard to an agreement, it shall be construed as meaning “party to or bound by”.

(f)	The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

(g)	Each reference in this Agreement to an Article, Paragraph, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article, Paragraph or Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively.

(h)	Whenever in this Agreement the terms “hereof,” “herein,” “hereby”, or derivative or similar words are used, such terms refer to this entire Agreement.

(i)	All references herein to “days” in this Agreement are to consecutive calendar days unless Business Days are specified.

(j)	The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any Party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one Party by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its prepared the same, it being agreed that representatives of both Parties have participated in the preparation hereof.

(k)	Whenever in this Agreement the singular is used, it shall include the plural if the context so requires, and whenever the masculine gender is used in this Agreement, it shall be construed as if the masculine, feminine or neuter gender, respectively, has been used where the context so dictates, with the rest of the sentence being construed as if the grammatical and terminological changes thereby rendered necessary have been made.

1.2.2 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

ARTICLE 2

PURCHASE AND SALE OF SHARES

2.1 Transfer of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date and as of the Effective Time, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest to and in the Shares free and clear of all Liens.

2.2 Consideration. The consideration that Buyer shall pay Seller for the Shares, the obligations of Seller under Article 5, and other rights of Buyer hereunder (the “Purchase Price”), shall be Twelve Million Eighteen Thousand Seven Hundred Sixteen Dollars ($12,018,716.00), representing the Book Value of the Company, paid by delivery to Seller of the Senior Secured 5% Convertible Promissory Note.

2.3 Closing. The execution of this Agreement by the Parties and the Closing shall take place at 9:00 a.m. (Phoenix, Arizona, time) on the Closing Date, effective as of the Effective Time, at the offices of Bryan Cave LLP, Two North Central Avenue, Suite 2200, Phoenix, Arizona 85004. At Closing, Seller shall deliver or cause to be delivered to Buyer the documents identified in Article 6 and Buyer shall deliver or cause to be delivered to Seller the documents identified in Article 7.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that as of the date of this Agreement and the Closing the statements contained in this Article 3, when read together with and qualified by the Disclosure Letter delivered by Seller to Buyer in connection with this Agreement, are true and correct except for events, transactions or occurrences expressly contemplated or required by this Agreement.

The Disclosure Letter is divided into sections and subsections corresponding to the sections and subsections of Article 3 of this Agreement. Whether or not specifically required by the terms of this Article 3 or otherwise, Seller may modify Seller’s representations and warranties contained in this Agreement by disclosing relevant facts in the Disclosure Letter; provided, however, that for any such disclosure to be effective, it must indicate the specific sections or subsections of Article 3 to which it relates. The disclosure of any information in the Disclosure Letter shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in Article 3 or that it is material, nor shall such information be deemed to establish a standard of materiality. Unless otherwise specifically defined therein or the context otherwise requires, capitalized terms set forth in the Disclosure Letter shall have the meanings ascribed to such terms in this Agreement.

3.1 Corporate Existence and Power.

(a)	The Company is a corporation validly existing and in good standing under the laws of the State of Minnesota. The Company has made available to Buyer true, complete and correct copies of its Articles of Incorporation and Bylaws, as currently in effect.

(b)	The Company has all requisite corporate power and authority to own, lease and use its assets and to transact the Business, and holds all authorizations, franchises, licenses and permits required therefor and all such authorizations, franchises, licenses and permits are valid and subsisting. Section 3.1(b) of the Disclosure Letter sets forth the jurisdiction(s) where the Company is duly licensed or qualified to do business as a foreign corporation. The Company is in good standing in each of the jurisdiction(s) set forth in Section 3.1(b) of the Disclosure Letter and is duly licensed or qualified to do business as a foreign corporation in any other jurisdiction where such license or qualification is required, and is in good standing in each such jurisdiction, except for jurisdictions where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(c)	Seller has the corporate power, authority and capacity to execute and deliver this Agreement, to perform Seller’s obligations hereunder, and to consummate the transactions contemplated thereby.

3.2 Valid and Enforceable Agreement; Authorization; Non-contravention.

(a)	This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity.

(b)	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not require any action on the part of Seller.

(c)	Neither the Company nor Seller are a party to, subject to or bound by any Contract, Law or Order which does or would (i) conflict with or be breached or violated or its obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by Seller of this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Government or third party is required in connection with the execution, delivery or performance of this Agreement by Seller or the Company any of the Related Agreements to which Seller or the Company is a party, or the consummation by Seller or the Company of the transactions contemplated hereby and thereby, except for any such permits, consents, waivers, approvals, authorizations, declarations, filings or registrations the failure of which to obtain would not have a Material Adverse Effect. The transactions contemplated hereby will not result in the creation of any Lien against the Company or any of its properties or assets (other than a Permitted Lien), nor in the cancellation or modification of any license, agreement or arrangement to which the Company is a party, except for any such cancellations or modifications which would not, individually or in the aggregate, have a Material Adverse Effect.

3.3 Capitalization and Ownership.

(a)	The authorized capital stock of the Company and the names, addresses and holdings of the record holders thereof are set forth in Section 3.3 of the Disclosure Letter. The Shares are owned by Seller of record and beneficially, and constitute the only issued and outstanding capital stock of the Company. Seller has valid and marketable title in and to the Shares. Upon purchase and payment therefor and delivery to Buyer thereof in accordance with the terms of this Agreement, the Shares shall be transferred at Closing free and clear of all Liens. All the Shares were duly authorized and validly issued and are fully paid and non-assessable without restriction on the right of transfer thereof (other than legends or other restrictions solely evidencing the restricted nature of such Shares pursuant to applicable state and federal securities laws). Except for Buyer’s rights pursuant to this Agreement, (i) there are no authorized or outstanding (A) securities of the Company other than the Shares, or (B) warrants, preemptive rights, other rights, or options with respect to any securities of the Company, and (ii) neither the Company nor Seller is subject to any obligation to issue, sell, deliver, redeem, exchange, convert, repurchase, substitute or otherwise transfer, acquire or retire the Shares or any other securities of the Company.

(b)	The Company does not have any subsidiaries. The Company does not directly or indirectly own or have any capital stock or other equity interest in any other Person (including, without limitation, any contractual, joint venture, profit sharing or other similar quasi-equity arrangement), and there are no Contracts to effect any of the foregoing to which the Company is a party.

3.4	Financial Statements. Attached as Section 3.4 of the Disclosure Letter are the Financial Statements. To Seller’s knowledge, the Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Company consistently applied, (ii) are complete and correct and in accordance with such books and records, (iii) present fairly the financial position and results of operations of the Company in all material respects at the dates and for the periods indicated, and (iv) have been prepared in accordance with GAAP (except for year-end adjustments and notes with respect to any interim financial statements) or are accompanied by a statement disclosing any deviations from GAAP.

3.5	Events Subsequent to February 1, 2004. Since February 1, 2004, except as reflected in the Interim Financial Statements, there has been no:

(a)	change in the business or condition (financial or otherwise), operations or results of operations of the Company, or to Seller’s knowledge, current prospects, other than changes in the Ordinary Course (which changes have not, individually or in the aggregate, had a Material Adverse Effect);

(b)	damage, destruction or loss, whether covered by insurance or not, affecting the tangible assets of the Company which individually exceeds $25,000 or in the aggregate exceeds $100,000;

(c)	material adverse change in the Company’s relationship with any of the suppliers, customers, distributors, employees, consultants, lessors, licensors, licensees or other third parties;

(d)	declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) with respect to any securities of the Company;

(e)	sale or direct or indirect redemption, purchase or other acquisition of securities of the Company;

(f)	increase in or commitment to increase compensation, benefits, or other remuneration to or for the benefit of any employee, shareholder, director, officer, or agent of the Company, or any benefits granted under any Plan with or for the benefit of any such employee, director, officer, or agent, except for increases in salary, wages or benefits in the Ordinary Course which individually exceeds $25,000 or in the aggregate exceeds $100,000;

(g)	accrual or arrangement, whether direct or indirect, for, or payment of, bonuses or special compensation of any kind, or any severance or termination pay, to any present or former officer, director, or employee of the Company, other than in the Ordinary Course and provided that any such accrual or arrangement does not individually exceed $25,000 or in the aggregate exceed $100,000;

(h)	labor dispute or activity or proceeding by a labor union or threat thereof or other event or condition of any character that could have a Material Adverse Effect;

(i)	material transaction entered into or carried out by the Company or Seller in connection with the Business other than in the Ordinary Course;

(j)	borrowing or incurrence of any indebtedness (including letters of credit and foreign exchange contracts), contingent or otherwise, by or on behalf of the Company or any endorsement, assumption, or guarantee of payment or performance of any such indebtedness or any Liabilities of any other Person by or on behalf of the Company other than in the Ordinary Course and provided that any such borrowing or incurrence of indebtedness does not individually exceed $25,000 or in the aggregate exceed $100,000;

(k)	change made by the Company with respect to its Tax or financial accounting, or making of any Tax election;

(l)	grant of any Lien (other than Permitted Liens) with respect to the Shares or the assets of the Company;

(m)	transfer of any material assets, properties or rights (tangible or intangible) of the Company, other than arm’s-length sales, leases, or dispositions in exchange for not less than the fair market value thereof and in the Ordinary Course;

(n)	issuance by the Company of any security, including without limitation any option, warrant or right to receive any security;

(o)	change in the authorized capital or outstanding securities of the Company;

(p)	payment of any obligation or liability (absolute or contingent), by the Company other than current liabilities reflected in or shown on the Financial Statements and current liabilities incurred in the Ordinary Course;

(q)	change in any accounting methods or practices (including, without limitation, any change in depreciation or amortization methods, policies, or rate) by the Company;

(r)	entry into, or amendment, modification, or termination of any Material Contracts except as otherwise disclosed in Sections 3.5(r) or 3.19 of the Disclosure Letter;

(s)	waiver or release of any right or claim of the Company or cancellation of any debts or claims, except in the Ordinary Course and provided that any such waiver or release does not individually exceed $25,000 or in the aggregate exceed $100,000;

(t)	capital expenditure by the Company individually exceeding $25,000 or in the aggregate exceeding $100,000;

(u)	any agreement by the Company to do any of the foregoing items 3.5(d) through (u).

3.6 Undisclosed Liabilities.

(a)	To Seller’s knowledge, the Company does not have any Liabilities, except:

(i)	those Liabilities identified on the Financial Statements; or

(ii)	as incurred in the Ordinary Course since the date of the most recent Financial Statements (none of which has had or may reasonably be expected to have a Material Adverse Effect on the Company).

(b)	To Seller’s knowledge, except as disclosed in Sections 3.4, 3.5, 3.6(a), 3.7, 3.10, 3.11, 3.19, 3.21, 3.27, 3.28, 3.30 or 3.33 of the Disclosure Letter (noting in each case where such disclosure may involve a Liability which would have a Material Adverse Effect), there is no currently existing condition or circumstance which would reasonably be expected to result in such a Liability which would have a Material Adverse Effect.

3.7 Taxes.

(a)	The Company has filed, or caused to be filed, on a timely basis all Tax Returns, and such Tax Returns are true, correct and complete in all respects. Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company has not entered into any “listed transactions” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations, and the Company has properly disclosed all reportable transactions as required by Section 1.6011-4 of the Treasury Regulations.

(b)	Section 3.7 of the Disclosure Letter lists all Tax Returns for periods up to the Closing Date (whether or not the period ends on such date) that have not been filed on or before the Closing Date. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return except for the Company’s fiscal year 2003 income tax returns (for which the Company has filed extensions).

(c)	All Taxes due and owing by the Company (whether or not reflected on any Tax Return) have been timely and fully paid when due and there are no grounds for the assertion or assessment of additional Taxes against the Company or its assets.

(d)	The Company has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code, or any similar provision under foreign law.

(e)	The Company has filed or caused to be filed with the appropriate Government entity all unclaimed property reports required to be filed and has remitted to the appropriate Government entity all unclaimed property required to be remitted.

(f)	There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company.

(g)	The Company is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or other similar agreement.

(h)	The Company (i) is not and never has been a member of an “affiliated group” within the meaning of Section 1504 of the Code, except that the Company has been included in the CSK Auto Corporation consolidated income tax return since the Company was acquired by Seller; and (ii) does not have any Liability for the Taxes of any Person under Treasury regulation Section 1.1502-6 (or similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(i)	The Company is not a party to or a partner in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(j)	The Company has not conducted business outside the State of Minnesota in a manner that would subject it to the income tax of a state other than Minnesota. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country, or a presence in a foreign country that could subject the Company to income tax in such foreign country.

(k)	No federal, state, local or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company.

(l)	The Company has not received from any federal, state, local or foreign Tax authority (including jurisdictions where the Company has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company.

(m)	The Company has not waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(n)	True, correct and complete copies of all income Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company with respect to the last three years with the IRS or any taxing authority have been made available to Buyer, except for the Company’s fiscal year 2003 income tax returns (for which the Company has filed extensions).

(o)	The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result in a payment that would not be fully deductible as a result of Section 162(m) or Section 280G of the Code or any similar provision of foreign, state, or local law.

(p)	None of the assets of the Company is property that the Company is required to treat as being a “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

(q)	None of the assets of the Company has been financed with or directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. The Company is not a borrower or guarantor of any outstanding industrial revenue , development or other similar bonds, and is not a tenant, principal user or related person to any principal user (within the meaning of Section 144(a) of the Code) of any property that has been financed or improved with the proceeds of any such bonds.

(r)	None of the assets of the Company is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(s)	The Company is not, and never has been, a United States real property holding company within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(t)	The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

3.8	Accounts Receivable. The accounts receivable of the Company (collectively, the “Accounts Receivable”) are (to the extent not yet paid in full) valid, genuine and existing and arose or will have arisen from bona fide sales of products or services actually made in the Ordinary Course. To Seller’s knowledge, the Accounts Receivable are not subject to, and the Company has received no notice of, any counterclaim, set-off, defense or Lien with respect to the Accounts Receivable. To Seller’s knowledge, except to the extent of any reserve therefor on the Closing Balance Sheet or to the extent paid prior to Closing, the Accounts Receivable are and will at Closing be fully collectible. Attached to the Disclosure Letter is an aging report for the Company’s Accounts Receivable dated as of January 1, 2005. No agreement for deduction, free goods, discount or deferred price or quantity adjustment has been made with respect to any Accounts Receivable, except in the Ordinary Course.

3.9	Inventories; Consignment. The inventory held by the Company at any location consists of a quantity and quality usable and salable in the Ordinary Course, is not physically damaged, previously used, obsolete, discontinued “old” or “excess” (as defined below), is merchantable and fit for its intended use, is in compliance with all applicable Law, whether domestic or foreign, and is in conformity with all applicable product registrations and specifications, subject only to the reserve, if any, for inventory write-down set forth in the Financial Statements. If there is no reserve for inventory write-down set forth in the Financial Statements, then the aggregate amount of all physically damaged, previously used, obsolete, discontinued, old or excess inventory held by the Company does not exceed Twenty Five Thousand Dollars ($25,000). The Company does not hold any inventory or materials on consignment or have title to any inventory or materials in the possession of others except in the Ordinary Course. As used in this Agreement, “excess” inventory shall mean (A) with respect to products in existence more than 24 months, the amount of inventory in excess of a 24-month supply based on actual sales of such products over the preceding 12 months, and (B) with respect to products introduced within the last 24 months, the amount of such inventory in excess of a 24-month supply based upon the forecasted sales amount for such products during the 6 months following the Closing, which forecast has been prepared by Seller in a commercially reasonable manner. As used in the Agreement, “old” inventory shall mean any item of inventory which has been held by the Company for more than 24 months.

3.10	No Breach of Law or Governing Document. The Company is not (i) in default under or in breach or violation of any Law, or of any provision of its Articles of Incorporation or Bylaws, or (ii) the provisions of any Government permit, franchise, or license, which breach or violation of such permit, franchise, or license would have a Material Adverse Effect on the Company. Neither the Company nor Seller has received any notice alleging such default, breach or violation. Neither the execution of this Agreement nor any Related Agreement, nor the Closing, does or will constitute or result in any such default, breach or violation.

3.11 Litigation.

(a)	There is no, and for the previous three years there has not been any, suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action (any of the foregoing, an “Action”), pending or, to Seller’s knowledge, threatened, anticipated or contemplated, against Seller (solely with respect to the Company or the Business), the Company, involving the Business, or involving any of the Company’s property, assets or capital stock or any of its shareholders, directors, officers, agents, or other personnel in its capacity as such, including without limitation any Action challenging, enjoining, or preventing this Agreement, or the consummation of the transactions contemplated hereby;

(b)	The Company is not currently and, to Seller’s knowledge, has not been subject to any Order other than Orders of general applicability; and

(c)	The Company has not been or been threatened to be subject to any Action or Order relating to personal injury, death, or property or economic damage arising from products sold, licensed or leased and services performed by the Company.

3.12 Owned and Leased Real Property.

(a)	Set forth in Section 3.12(a) of the Disclosure Letter is a list of the real property owned by the Company (the “Owned Real Property”) together with the legal description of each parcel of Owned Real Property, a description of the title insurance policy or other evidence of title issued with respect thereto and a description of the type of use of each such parcel. Except for Permitted Liens and easements and Liens set forth in Section 3.12(a) of the Disclosure Letter, none of which are substantial in character or amount and none of which detract from the value or interfere with the use of the property in any material way, the Company has good and marketable title to the Owned Real Property free and clear of all options, leases, covenants, conditions, easements, agreements, claims, and other Liens of every kind and there exists no restriction or limitation on the use or transfer of such property. Seller has no interest in or any right or obligation to acquire any interest in the Owned Real Property.

(b)	Set forth in Section 3.12(b) of the Disclosure Letter hereto is a description of each lease under which the Company is the lessee of any real property (“Leased Real Property”). The Company has made available to Buyer a true, correct and complete copy of each lease identified on Section 3.12(b) of the Disclosure Letter. The premises or property described in such leases are presently occupied or used by the Company as lessee under the terms of such leases. All rentals due under such leases have been paid and there exists no default by the Company or by any other party to such leases under the terms of such leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by the Company or by any other party to such leases, or prevent or limit the Company from exercising and obtaining the benefits of any rights or options contained therein. The Company has all right, title and interest of the lessee under the terms of said leases, free of all Liens other than Permitted Liens and to Seller’s knowledge all such leases are valid and in full force and effect.

(c)	To Seller’s knowledge, all improvements located on, and the use presently being made of, the Real Property comply with all applicable zoning and building codes, ordinances and regulations and all applicable fire, environmental, occupational safety and health standards and similar standards established by Law and the same use thereof by the Company and Buyer following Closing will not result in any violation of any such code, ordinance, regulation or standard. To Seller’s knowledge, the present use and operation of the Real Property does not constitute a non-conforming use and is not subject to a variance. To Seller’s knowledge, there is no proposed, pending or threatened change in any such code, ordinance, regulation or standard which would have a Material Adverse Effect.

(d)	At and after the Closing, the Company shall have all rights, easements and agreements necessary for the use and maintenance of water, gas, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Real Property. No proceeding is pending or, to Seller’s knowledge, threatened which could adversely affect the zoning classification of the Real Property.

(e)	There is no unpaid property Tax, levy or assessment against the Real Property (except for Liens relating to Taxes not yet due and payable), nor is there pending or threatened any condemnation proceeding against the Real Property or any portion thereof. To Seller’s knowledge, no part of any improvements on the Real Property encroaches upon any property adjacent thereto or upon any easement, nor is there any encroachment or overlap upon the Real Property.

(f)	To Seller’s knowledge, there is no condition affecting the Real Property or the improvements located thereon which requires repair or correction to restore the same to reasonable operating condition.

3.13 Personal Property; Title to Assets.

(a)	Section 3.13 of the Disclosure Letter sets forth a complete and correct list and brief description of each item of equipment, furniture, fixtures and other tangible personal property owned or leased by the Company and having an individual book value in excess of $50,000.

(b)	Except with respect to leases set forth in Section 3.13 and Section 3.14 of the Disclosure Letter (or which, by the terms of such Sections, are not required to be set forth in the Disclosure Letter), the Company has good and marketable title to and is the sole and exclusive owner of all right, title and interest in and to all of the property used by it or necessary to conduct its business, including in each case all personal property reflected on the Financial Statements or acquired after the date thereof (except any personal property subsequently sold in the Ordinary Course), free and clear of all Liens except for Permitted Liens.

3.14	Personal Property Leases. Set forth in Section 3.14 of the Disclosure Letter is a description of each lease having annual lease payments in excess of $25,000 under which the Company is the lessee of any personal property and the location of such property. The Company has made available to Buyer a true, correct and complete copy of each lease identified on Section 3.14 of the Disclosure Letter. The property described in such leases is presently used by the Company as lessee under the terms of such leases. All rentals due under such leases have been paid and there exists no default by the Company or, to Seller’s knowledge, by any other party to such leases under the terms of such leases and no event has occurred which, upon passage of time or the giving of notice, or both, would result in any event of default by the Company or, to Seller’s knowledge by any other party to such leases, or prevent the Company from exercising and obtaining the benefits of any rights or options contained therein. The Company has all right, title and interest in the leasehold interests of the lessee under the terms of said leases, free of all Liens other than Permitted Liens and all such leases are valid and in full force and effect.

3.15	Necessary Property. The assets owned or leased by the Company constitute all of the property and property rights used or necessary for the conduct of the Business in the manner and to the extent presently conducted by the Company. There exists no condition, restriction or reservation affecting the title to or utility of such assets of the Company which would prevent the Company or Buyer from utilizing such assets, or any part thereof, after the Closing to the same full extent that the Company might continue to do so if the transactions contemplated hereby did not take place.

3.16	Use and Condition of Property; Location. To Seller’s knowledge, all the assets of the Company are in good operating condition and repair, subject to ordinary and normal wear and tear, as reasonably required for its use as presently conducted or planned by the Company, and conform in all material respects to all applicable Laws, and no notice of any violation of any Law relating to any of such property or assets has been received by the Company except such as have been fully complied with. No property or assets of the Company, other than inventory in transit or on consignment or bailment, are in the possession of others and the Company does not hold any property, other than inventory on consignment. All of the tangible property of the Company has been maintained in accordance with normal industry practice and is suitable for the purposes for which it is presently used. Section 3.16 of the Disclosure Letter sets forth every location at which the Company maintains any inventory on consignment or bailment.

3.17	Licenses and Permits. The Company possesses all licenses, permits and other authorizations and approvals required for the conduct of the Business in the manner in which it is currently being conducted. Each such license or permit is valid and in full force and effect and is not subject to any pending or, to Seller’s knowledge, threatened or contemplated administrative or judicial proceeding to revoke, cancel or declare such license or permit invalid in any respect, except where such action would not have a Material Adverse Effect on the Business. Upon Closing, the Company will have all right and authority to conduct its activities pursuant to such licenses and permits. The Company is in compliance in all respects with such licenses and permits except where such non compliance would have a Material Adverse Effect. No such license or permit has been, or to Seller’s knowledge is threatened to be, revoked, canceled, suspended or materially adversely modified. Neither the execution of this Agreement nor the Closing does or will constitute or result in a material default under or violation of any such license or permit.

3.18 Environmental Matters.

(a)	There is no Environmental Claim pending or, to the Knowledge of Seller, threatened or contemplated, against the Company, or pending, or to the Knowledge of Seller, threatened or contemplated, against any Person whose Liability for such Environmental Claim the Company has or may have incurred, retained, succeeded to, or assumed either contractually, by operation of law or otherwise, relating to the Environmental Property.

(b)	To the Knowledge of Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the handling, manufacture, treatment, storage, use, generation, release, emission, discharge, presence or disposal of any Hazardous Materials, either collectively, individually, or severally, that could form the basis of any Environmental Claim against the Company, or against any Person whose Liability for any Environmental Claim the Company has incurred, retained, succeeded to, or assumed either contractually, by operation of law or otherwise, relating to the Environmental Property.

(c)	To the Knowledge of Seller, there has been no release of any Hazardous Material on, in, at, under or from the Environmental Property, which would or may result in material Liabilities of or to the Company, and the Company has no Liability for any off-site disposal of any Hazardous Materials which would or may result in material Liabilities of or to the Company.

(d)	To the Knowledge of Seller: (i) there are no above ground or underground storage tanks currently or formerly located on any Environmental Property or which would or may result in Liabilities which would or may result in material Liabilities of or to the Company; and (ii) there are no Hazardous Materials on any Environmental Property which would or may result in Liabilities which would or may result in material Liabilities of or to the Company.

(e)	Seller has provided or made available to Buyer copies of all documents, reports, data and other information in its possession, custody or control concerning the environmental condition of any Environmental Property and the Company’s compliance with Environmental Laws, except for any such materials which are subject to an attorney/client privilege in favor of Seller, the Company or any of the Company’s Affiliates, or which constitute attorney work product, but only with respect to privileged materials constituting the provision of legal advice and not the underlying facts, and only to the extent reasonably necessary to preserve the privilege asserted.

3.19 Contracts and Commitments.

(a)	Section 3.19 of the Disclosure Letter lists each of the Contracts of the Company described below (such Contracts being hereinafter referred to as the “Material Contracts”) together with a brief description of each such Contract:

(i)	any Contract providing for the sale of products or the provision of services, in any such case, by the Company to any other Person with a value reflected on the books of the Company (representing, as applicable, the aggregate value of the money, services, goods, property or products to be expended, transferred or received by the Company) in excess of $50,000;

(ii)	any single Contract providing for an expenditure by the Company in excess of $25,000, or Contracts with the same or affiliated vendor(s) providing for an expenditure by the Company in excess of $50,000;

(iii)	any Contract to sell products or to provide services to third parties which (i) Seller or the Company knows is at a price which would result in a net loss on the sale of such products or provision of such services or (ii) contains terms or conditions which Seller or the Company cannot reasonably expect the Company to satisfy or fulfill in all material respects;

(iv)	any Contract for materials, supplies, component parts or other items or services in excess of the normal, ordinary, usual and current requirements of the Company or at a price in excess of the current reasonable market price at the time of such Contract;

(v)	any Contract pursuant to which the Company is the lessor or sublessor of, or permits any third party to operate, any real or personal property;

(vi)	any revocable or irrevocable power of attorney granted to any Person for any purpose whatsoever;

(vii)	any loan agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, pledge, letter of credit arrangement, guarantee, endorsement, assumption, indemnity, surety, foreign exchange contract, accommodation or other similar type of Contract;

(viii)	any other Contract which involves (i) a sharing of profits, (ii) future payments of $25,000 individually or $50,000 or more in the aggregate per annum to other persons, or (iii) any joint venture, partnership or similar Contract;

(ix)	any sales agency, sales representation, consultant, distributorship or franchise Contract that is not terminable unilaterally by the Company without penalty within 60 days;

(x)	any Contract providing for the payment of any cash or other benefits upon the sale or change of control of the Company or a substantial portion of its assets;

(xi)	any Contract prohibiting or limiting competition, prohibiting or limiting the Company from freely engaging in any business anywhere in the world, or prohibiting or limiting the disclosure of trade secrets or other confidential or proprietary information;

(xii)	any Contract not made in the Ordinary Course (irrespective of whether such Contract was permitted to be left off of any other disclosure in the Disclosure Letter due to the monetary value thereof or otherwise);

(xiii)	any Contract pursuant to which the Company has or has agreed to acquire, redeem, repurchase, or dispose of any securities or acquire or dispose of any business, product line or the like;

(xiv)	any shareholder agreements or agreements relating to the issuance of any securities of the Company and/or the granting of registration rights with respect thereto; and

(xv)	to the extent not included within Clauses (i) through (xiv) above, any Contract involving aggregate expenditures in excess of $50,000 which is not cancelable unilaterally by the Company without penalty on thirty (30) days notice or less.

(b)	The Company has not received any notice of any intention to terminate, repudiate or disclaim any Material Contract.

3.20	Validity of Contracts. Each of the Material Contracts is a valid, binding and enforceable obligation of the Company and, to Seller’s Knowledge, the other parties thereto, in accordance with its terms and conditions, subject to the qualification that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, affecting creditors’ rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for the enforcement thereof may be brought, and further subject to any other legal defenses to enforcement that may be available to the Company or the Company’s Affiliates, as applicable, or any of them. The Company is not, to the extent it would create a current or future Liability of Buyer and/or the Company, the Company has not been, and to Seller’s Knowledge, no other party to a Material Contract is, in material breach or violation of or default under any Material Contract, and no event has occurred that, through the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, such a breach, violation or default on the part of any party thereto, cause the acceleration of any Liability of the Company or any other party thereto, or the creation of a Lien upon any assets of the Company or the Shares, or require any consent thereunder. The Company has provided or made available to Buyer a true, complete and accurate copy of each Material Contract.

3.21	Intellectual Property. Section 3.21 of the Disclosure Letter sets forth the registered Intellectual Property owned by the Company (excluding non-proprietary information, know-how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other Intellectual Property generally made available for purchase or use by the industry or the public) and accurately identifies, where applicable, the following for each item of registered Intellectual Property: filing date, issue date, classification of invention or goods or services covered, country of origin, licensor, license date, licensed subject matter, territorial limitations and the degree of exclusivity of use.

(a)	Section 3.21(a) of the Disclosure Letter sets forth a complete and accurate list (showing in each case, where applicable, the registered owner, title (in the case of patents), mark, applicable jurisdiction, application number, registration number and date of filing or registration (if any)) of all (i) patents, (ii) trademarks, trade names, service marks and assumed or fictitious names currently or previously used by the Company during the past three (3) years, (iii) material Internet domain names currently or previously used by the Company during the past three (3) years, and (iv) registered copyrights, and (v) material software (excluding software and other Intellectual Property generally made available for purchase or use by the industry or the public), in each case which are owned by the Company.

(b)	Section 3.21(b) of the Disclosure Letter sets forth a complete and accurate list and description of all material Contracts pursuant to which Company uses or grants others the right to use any Intellectual Property, including without limitation software of the Company (excluding non-proprietary information, know-how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other Intellectual Property generally made available for purchase or use by the industry or the public).

(c)	The Company either owns or has the valid right to use all Intellectual Property (excluding non-proprietary information, know-how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other Intellectual Property generally made available for purchase or use by the industry or the public) currently used in connection with the Business.

(d)	All of the registrations or applications set forth in Section 3.21(a) of the Disclosure Letter are valid and subsisting, in full force and effect, and have not expired or been canceled or abandoned; and there is no pending or, to Seller’s Knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the Intellectual Property described in Section 3.21(a) of the Disclosure Letter.

(e)	The licenses or sublicenses granted by the Company to third parties, and the terms and conditions of any licenses or sublicenses granted to the Company by third parties, in each case as described in Section 3.21(b) of the Disclosure Letter, are valid and binding obligations of the Company, enforceable in accordance with its terms against the Company and, to Seller’s Knowledge, against each other party thereto, in accordance with its respective terms, subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting the enforcement of creditors’ rights generally; and (ii) the effect of general principles of equity (including specific performance) regardless of whether considered in a proceeding in equity or at law, there currently exists no event or condition which will result in a material violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default by, the Company under any such agreement.

(f)	To Seller’s Knowledge, the manufacture, advertising, sale or use of any products manufactured or sold by the Company did not and does not infringe (nor has any claim been made that any such action infringes) the intellectual property rights of others, and the Company has not received any notice of a third party claim or suit, (i) alleging that the Company’s activities or the conduct of the business of the Company infringes or constitutes the unauthorized use of the intellectual property rights of any third party, or (ii) challenging the ownership, use, validity or enforceability of any of the Intellectual Property.

(g)	To the Knowledge of Seller, no Person (other than the Company or the Company’s Subsidiaries) is infringing on the Intellectual Property (excluding non-proprietary information, know-how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other Intellectual Property generally made available for purchase or use by the industry or the public) or upon the rights of the Company therein.

(h)	The Company owns or has the right to use all software set forth in Sections 3.21(a) and 3.21(b) of the Disclosure Letter and all material “shrink wrap license” software used or owned by the Company.

3.22	Insurance. The Company has at all times since February 1, 2004, maintained insurance as required by Law or under any agreement to which the Company is or has been a party, including without limitation general comprehensive Liability, unemployment and workers’ compensation coverage. Section 3.22 of the Disclosure Letter sets forth the insurance maintained by the Company, together with the amount of coverage for each policy and indicates which of such insurance policies are claims-made policies and which of such policies are occurrence-based policies. To Seller’s Knowledge, policies thereon described evidence insurance in such amounts and against such risks and losses as are generally maintained with respect to comparable companies and properties. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and the Company is not in default with respect to any of its respective obligations under any of such insurance policies.

3.23 Employees, Officers, Directors and Consultants.

(a)	Section 3.23(a) of the Disclosure Letter contains a complete and accurate list of the following information for each director, officer and employee of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since February 1, 2004; and, vacation accrued.

(b)	Set forth in Section 3.23(b) of the Disclosure Letter is a list of: (i) all current paid consultants to the Company, and (ii) all retirees and terminated employees of the Company for whom the Company has any benefits responsibility or other continuing or contingent Liability, together, with the current rate of compensation, fees and benefits (if any) payable to each such Person and any incentive or bonus payments.

(c)	The Company is not indebted to Seller or any director, officer, employee or agent of the Company, except for amounts due as normal salaries, wages, fees, employee benefits, and bonuses and in reimbursement of ordinary expenses on a current basis not in excess of $5,000 in each single instance and $20,000 in the aggregate.

(d)	No officer, director, employee or consultant of the Company is indebted to the Company except for advances for ordinary business expenses on a basis consistent with past practices not in excess of $5,000 in each single instance and $20,000 in the aggregate.

(e)	All payments to agents, consultants and others made by the Company have been in payment of bona fide fees and commissions and not as bribes, kickbacks or as otherwise illegal payments, including, without limitation, any payment in violation of the Foreign Corrupt Practices Act (15 U.S.C. §78dd, et seq.). All such payments have been made directly to or for the account of the parties providing the goods or services for which such payments were made, and no such payment has been paid in a manner intended to avoid currency controls or any Party’s Tax reporting or payment obligations. The Company has properly and accurately reflected on its books and records: (i) all compensation paid to and perquisites provided to or on behalf of its agents and employees; and (ii) all compensation and perquisites that are due and payable to such persons, but which have not been paid or provided at the Closing Date. Such compensation and perquisites have been properly and accurately reflected in the Financial Statements, records and government filings of the Company, to the extent required by Law.

(f)	No former or current employee or current or former officer or director of the Company is a party to, or is otherwise bound by, any agreement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or officer or director and any other Person that in any way adversely affected, affects, or will affect (i) the performance of his or her duties as an employee or officer or director of the Company, or (ii) the ability of the Company to conduct the Business, which agreement cannot be terminated on thirty (30) days notice by the Company.

3.24 Bank Accounts of the Company. Set forth in Section 3.24 of the Disclosure Letter is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Company, together with the names of all persons who are authorized signatories or have access thereto or control thereunder. The Company is not a party to any lock-box or other similar arrangement, and all funds received by the Company in the Ordinary Course are entitled to be, and are, deposited in its operating account(s) identified in Section 3.24 of the Disclosure Letter.

3.25 Labor Matters.

(a)	The Company is not a party to or bound by any collective bargaining, works council, union representation or similar agreement;

(b)	There is no controversy existing, pending or, to Seller’s Knowledge, threatened with any association or union or collective bargaining representative of the employees of the Company;

(c)	There is no charge or complaint relating to unfair labor practices pending against the Company, nor is there any labor strike, work stoppage, material grievance or other labor dispute pending or, to Seller’s Knowledge, threatened against the Company;

(d)	To Seller’s Knowledge, the Company is not and has not engaged in any unfair labor practice and there is no pending or threatened claim, investigation or other proceeding before any tribunal (including, without limitation, the National Labor Relations Board, the Equal Employment Opportunity Commission), and all state, local, foreign or other similar agencies responsible for the enforcement of labor or employment laws;

(e)	There is no labor strike, dispute, slowdown, or stoppage pending or, to Seller’s Knowledge, threatened against the Company;

(f)	No right of representation exists respecting the employees of the Company;

(g)	No collective bargaining agreement is currently being negotiated and no organizing effort is currently being made with respect to the employees of the Company;

(h)	To Seller’s Knowledge, no current or former employee of the Company has any claim against the Company on account of or for (i) overtime pay, other than overtime pay for the current payroll period and which the Company agrees is payable, (ii) wages or salary (excluding current bonus accruals and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period and which the Company agrees is payable, (iii) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year and which the Company agrees is payable, or (iv) any violation of any Law relating to minimum wages or maximum hours of work;

(i)	No claim has been made against the Company that remains outstanding for breach of any contract of employment or for services or for severance or redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any Law with regard to employment rights or in relation to any alleged sex or race discrimination or for any other Liability accruing from the termination or variation of any contract of employment or for services, nor is Seller aware that any such claim has been threatened or is pending;

(j)	There is no contract of service in force between the Company and any of its directors, officers or employees which is not terminable by the Company without compensation or other consideration on less than three months’ notice given at any time or which provides for compensation or other consideration specifically in connection with the transactions contemplated by this Agreement;

(k)	The Company is not a party to (i) any outstanding employment, consulting or management Contracts with any Person that are not terminable at will, or that provide for the non-discretionary payment of any bonus or commission, or (ii) any Contract, policy, guideline or practice that does or would require it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by applicable Law); and

(l)	The Company has complied with any and all obligations arising under the Worker Adjustment and Retraining Notification Act.

3.26	Employee Benefit Matters. Section 3.26 of the Disclosure Letter lists each current Plan, whether or not subject to ERISA, which the Company or its ERISA Affiliates maintains, or to which the Company or its ERISA Affiliates contributes, or has any obligation to contribute.

(a)	Each such Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

(b)	All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Plan. The requirements of COBRA have been met with respect to each such Plan which is an Employee Welfare Benefit Plan (as defined in Section 3(2) of ERISA) subject to COBRA.

(c)	All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA), there has been no “accumulated funding deficiency” (as defined in ERISA) with respect to any Plan, and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Plan that is an Employee Welfare Benefit Plan.

(d)	There have been no Prohibited Transactions (as defined in Section 406 of ERISA) with respect to any such Plan. No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Plan (other than routine claims for benefits) is pending or, to Seller’s Knowledge, threatened. The Company does not have any Knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

(e)	Seller has made available to Buyer correct and complete copies of the Plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Plan.

(f) With respect to each such Plan:

(i)	No such Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan (as defined in Section 3(37) of ERISA)) has been completely or partially terminated or been the subject of a “reportable event”. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or threatened. The market value of assets under each such Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination; and

(ii)	Neither the Company nor any of its Subsidiaries has incurred, and Seller has no reason to expect that the Company will incur, any Liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA or under the Code with respect to any such Plan which is an Employee Pension Benefit Plan.

(g)	None of the Company nor any ERISA Affiliate thereof contributes to, has any obligation to contribute to, or has any Liability (including withdrawal Liability as defined in ERISA § 4201) under or with respect to any Multiemployer Plan.

(h)	Neither the Company nor any ERISA Affiliate thereof maintains, contributes to or has an obligation to contribute to, or has any Liability or potential Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of the Company other than in accordance with COBRA.

3.27	Product and Service Warranties. Set forth in Section 3.27 of the Disclosure Letter are the standard forms of product and service warranties and guarantees used by the Company and copies of all other outstanding product and service warranties and guarantees. No oral product or service warranties or guaranties have been authorized or made containing terms less favorable to the Company than the terms of the forms of product and service warranties and guarantees set forth in Section 3.27 of the Disclosure Letter. Since February 1, 2004, no product or service warranty or similar claims have been made against the Company except routine claims as to which, in the aggregate, losses and expenses in respect of service costs and repair or replacement of merchandise do not and will not exceed the amount of the reserve for warranties on the Closing Balance Sheet, or, if no such reserve exists, $50,000.

3.28	Product Liability Claims(a) . Since February 1, 2004, none of Seller and/or the Company has received any written notice or information relating to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with or involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of the Company, resulting from an alleged defect in design, manufacture, materials or workmanship, performance, or any alleged failure to warn, or from any alleged breach of implied warranties or representations, or any alleged noncompliance with any applicable Laws pertaining to products liability matters, other than notices or claims that have been settled or resolved.

3.29 Books and Records and Financial Controls.

(a)	True, correct and complete copies of the books of account, stock record books, minute books, bank accounts, and other corporate records solely relating to the Company (where necessary, redacted to exclude information not solely related to the Company) have been made available to Buyer and such books and records have been maintained in accordance with good business practices. The minute book of the Company contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

(b)	The Company uses commercially reasonable efforts to establish proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.30	Customers, Suppliers and Competitors. Section 3.30 of the Disclosure Letter sets forth a complete and correct list of (a) the ten largest suppliers by dollar volume of the Company and the aggregate dollar volume of purchases by the Company from such suppliers since January 1, 2004; (b) the top ten customers of the Company by dollar volume of purchase since January 1, 2004; and (c) any provider of goods or services material to the Business as currently being conducted, as to which such provider is the sole source of such good or service, or where the loss of such supplier would result in a Material Adverse Effect, if any. To Seller’s Knowledge, the Company has not received any notice or indication that any of the persons listed in Section 3.30 of the Disclosure Letter will (i) cease doing business with the Company, or (ii) materially reduce the volume of such business which such person did or will provide to the Company in each case since January 1, 2004.

3.31	Propriety of Past Payments. Except as set forth in Section 3.31 of the Disclosure Letter, no finder’s fee or other payment has been, or will be, made by or on behalf of the Company in respect of, or in connection with, any commitment to any person, firm, corporation or other entity which is not a party to such Contract or commitment. No funds or assets of the Company have been used for illegal purposes; no unrecorded funds or assets of the Company have been established for any purpose; no accumulation or use of the Company’s corporate funds or assets has been made without being properly accounted for in the respective books and records of the Company; all payments by or on behalf of the Company have been duly and properly recorded and accounted for in its books and records; no false or artificial entry has been made in the books and records of the Company for any reason; no payment has been made by or on behalf of the Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and the Company has not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign.

3.32	Change in Ownership. To Seller’s and the Company’s Knowledge, neither the purchase of the shares by the Buyer, nor the consummation of the transactions contemplated by this Agreement will cause any Material Adverse Effect upon the business operations of the Company or result in the loss of the benefits of any relationships it has with any customer, supplier, or other business relationship.

3.33	Guarantees. The Company is not a guarantor, indemnitor, surety or accommodation party or, to Seller’s Knowledge, otherwise liable for any indebtedness of any other Person, firm or corporation except as endorser of checks received and deposited in the Ordinary Course.

3.34	Brokers, Finders. No finder, broker, agent, or other intermediary, acting on behalf of the Company or Seller, is entitled to a commission, fee, or other compensation or Liability in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

3.35	Accuracy of Information. To Seller’s Knowledge, none of the representations, warranties or statements of Seller contained in this Agreement or in the Disclosure Letter contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in this Agreement or in the Disclosure Letter not misleading, provided, however, that no representation or warranty of any kind is made by Seller with respect to any projections included in any document provided to Buyer.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that as of the date of this Agreement and the Closing the statements contained in this Article 4 are true and correct except for events, transactions or occurrences contemplated or required by this Agreement.

4.1 Corporate Existence and Power.

(a)	Buyer is a corporation, validly existing and in good standing under the laws of the State of Delaware.

(b)	Buyer has all requisite corporate power and authority to own and use its assets and to transact the business in which it is engaged, and holds all franchises, licenses and permits required therefor. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such license or qualification is required except for jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(c)	Buyer has the corporate power, authority and capacity to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(d)	Buyer is not a party to, subject to or bound by any Contract, Law or Order which would (i) be breached or violated or its obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution or delivery by Buyer of this Agreement or the performance by Buyer of the transactions contemplated by this Agreement, or (ii) prevent the carrying out of the transactions contemplated hereby. Except as otherwise provided for herein, no waiver or consent of any third Person is required for the execution of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

4.2 Valid and Enforceable Agreement; Authorization. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Buyer.

4.3 Brokers, Finders. No finder, broker, agent, or other intermediary, acting on behalf of Buyer, is entitled to a commission, fee, or other compensation or Liability in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

4.4 Solvency. As of the date hereof and the Closing, and the Effective Time (both before and after giving effect to the transactions contemplated by this Agreement), Buyer: (a) is and shall be solvent; (b) can and shall be able to meet its Liabilities as they become due (including the obligations contained in this Agreement and those Related Agreements to which it is a party); and (c) has or will have sufficient funds or binding credit arrangements available to it to meet and pay its Liabilities under this Agreement and those Related Agreements to which it is a party.

4.5 Investment Representation. Buyer is an “accredited investor” (as that term is defined in Regulation D promulgated under the United States Securities Act of 1933, as amended), and is acquiring the Shares for its own account, for investment and without any view to resale or distribution of the Shares or any portion thereof. Buyer acknowledges that the Shares are not registered under the United States Securities Act of 1933, as amended, any applicable state securities Laws or any applicable foreign securities Laws and that the Shares may not be transferred or sold except pursuant to the registration provisions of the United States Securities Act of 1933, as amended, and/or state securities Laws and foreign securities Laws as applicable or pursuant to an applicable exemption therefrom.

4.6 Independent Investigation. Buyer acknowledges that it has made its own independent investigation, analysis and evaluation of the Company and the Business and that it has had the opportunity to visit with representatives of Seller and the Company and discuss the Company and the Business. Buyer acknowledges that it has had the opportunity to and has undertaken such due diligence, including an investigation of the Business, as Buyer deems to be adequate and appropriate. Buyer further acknowledges that it has been provided with all materials and information requested by Buyer to Buyer’s satisfaction and, except as specifically set forth in Article 3 herein, Buyer is not relying on any representations or warranties made by Seller, Company, or its respective Affiliates, representatives, agents or employees.

4.7 Litigation and Arbitration / HSR Act.

(a)	To Buyer’s Knowledge, there is no Action now pending or threatened which seeks to prevent the consummation of the transactions provided for in this Agreement.

(b)	The board of directors of Buyer has determined in good faith that the fair market value of the Shares is less than $50,000,000, such determination having been made as of the date of this Agreement in accordance with Premerger Notification Rule 801.10(c)(3) of the HSR Act (16 C.F.R. § 801.10(c)(3)).

ARTICLE 5

ADDITIONAL COVENANTS OF THE PARTIES

5.1 Confidentiality. In addition to the terms, provisions and covenants of the Confidentiality Agreement dated April 9, 2004 , between Buyer and Seller, which shall remain in full force and effect until Closing, Buyer acknowledges that, in the course of its investigations of the Company, Buyer and its representatives have and will become aware of confidential information and documents of the Company, and that its use of such confidential information and documents, or communication of such information to third parties, could be detrimental to the Company. Buyer covenants that prior to Closing all information and documents concerning the Company reviewed by Buyer or its representatives in connection with this Agreement or the transactions contemplated hereby shall be maintained in confidence and shall not be disclosed or used by Buyer or its representatives without Seller’ prior written consent, unless Buyer can demonstrate that such information is (a) otherwise publicly available, (b) in Buyer’s possession through disclosure by a third party not in violation of any confidentiality or other agreement or applicable Law, (c) required to be disclosed pursuant to judicial order, regulation or law, or (d) required to be disclosed by the rules of a securities exchange on which Buyer may from time to time be listed. In the event that Buyer or any of its representatives becomes legally compelled to disclose any such information or documents as referred to in this Section, Buyer shall, to the extent reasonably practicable, provide Seller with prompt written notice before such disclosure, in order that Seller may either seek a protective order, at Seller’s expense, or seek another appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 5.1 or both. With respect to information and documents related to the Company, at Seller’s request, in the event that the Closing shall not occur, or as soon as practicable following termination of this Agreement, (a) Buyer shall, and shall cause its representatives to, promptly destroy all information and documents concerning the Company (including any copies thereof or extracts therefrom); (b) an officer of Buyer shall certify to Seller such destruction; and (c) Buyer shall and shall cause its representatives to keep confidential and not use any such information or documents unless required to disclose such information or documents pursuant to judicial order, regulation or law.

5.2 Covenant Not To Compete and Not to Solicit.

(a)	Non-Compete. Seller acknowledges and agrees that the Business of the Company is conducted throughout the United States (the “Territory”), and that the Company’s reputation and goodwill are an integral part of its business success throughout the Territory. If Seller deprives Buyer of the Company’s goodwill or in any manner utilizes its reputation and goodwill in competition with Buyer, Buyer will be deprived of the benefits it has paid for pursuant to this Agreement. Accordingly, as an inducement for Buyer to enter into this Agreement, except as permitted and contemplated by the License Agreement or as set forth in Schedule B attached hereto, or as expressly set forth in Sections 5.2 (b) or 5.2(c) below, Seller agrees that for a period ending on the fourth (4th) anniversary of the Closing Date (the “Non-competition Period”), Seller shall not without Buyer’s prior written consent, directly or indirectly, control, manage, finance or operate any Person that directly competes with the Business in the Territory during the Non-competition Period. In the event the agreement in this Section 5.2(a) shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(b)	Special Agreement in the Event of Acquisition by Seller. The parties hereby agree that, in the event Seller acquires through any means an interest in any Person which constitutes a Significant Competitor (as hereafter defined), Seller will not be deemed to have violated the provisions of Section 5.2(a) above, whether or not Buyer’s prior written consent has been obtained, provided that not later than the six (6) month anniversary of the date on which such acquisition is consummated, Seller shall have (i) sold to Buyer that portion of such Person’s business which causes it to be a Significant Competitor, on terms acceptable to both Buyer and Seller (and Seller hereby agrees that it shall not sell such interest to any other Person without first offering it for sale to Buyer and provide Buyer a reasonable time to review and accept or reject such offer on the most favorable terms and conditions Seller is willing to accept therefor and, should Seller thereafter agree to accept any more favorable offer, it shall again first provide Buyer with an opportunity to meet such offer before selling the interest to any other Person); (ii) subject to the provisions of the immediately preceding clause, sold to any third party that portion of the business which causes such Person to be a Significant Competitor; or (c) ceased to operate that portion of the business which constitutes the Significant Competitor. The taking of any of these three actions within the required six-month period shall relieve Seller of any liability under this Agreement as a result of its acquisition of such interest.

(c)	Special Agreement in the Event of Acquisition of Seller. The parties hereby further agree that, in the event Seller agrees to become acquired by any Person which is, or as to which a portion of its business constitutes, a Significant Competitor, Seller will not be deemed to have violated the provisions of Section 5.2(a) above, whether or not Buyer’s prior written consent has been obtained, provided that (i) within twenty (20) days prior to the consummation of such acquisition, Seller shall provide Buyer with written notice thereof, setting forth in reasonable detail the circumstances surrounding such event or determination; and (ii) at, or on a mutually-agreeable date prior to, the consummation of such acquisition, the entire unconverted portion of the Senior Secured 5% Convertible Promissory Note shall be converted into common stock in accordance with the conversion provisions contained therein, and Seller shall be entitled to retain all such shares obtained upon conversion of the Senior Secured 5% Convertible Promissory Note, however (A) the First Amended and Restated Registration Rights Agreement shall be modified so as to eliminate any registration or other rights to Seller; (B) the First Amended and Restated Stockholders’ Agreement shall be modified so as to eliminate any preferential rights to Seller contained therein (provided, however, that Seller shall continue to be bound by all of the obligations and restrictions of a common stockholder under a stockholders’ agreement substantially in the form of that certain Stockholders’ Agreement dated February 14, 2003 by and among Warburg Pincus Private Equity VIII, L.P., Les Silver, the Company and the common stockholders named therein); (C) the License Agreement shall be terminated, and all rights and interests granted to Seller pursuant to its terms shall be automatically revoked and revert to Buyer; and (D) the designated representative of Seller serving on Buyer’s Board of Directors shall resign therefrom.

(d)	Definition of Significant Competitor. For purposes of this Section 5.2, the term “Significant Competitor” means any Person which (i) competes, directly or indirectly, with the Business in the Territory during the Non-competition Period, and (ii) has, during either of its last two (2) fiscal years prior to the date of calculation thereof, achieved gross sales from the operation of such competing business which equal or exceed 10% of the gross sales experienced by the Company during the fiscal year immediately preceding the Closing.

(e)	No Solicitation. During the Non-competition Period, except as permitted by, and in accordance with the applicable provisions of, the License Agreement, Seller shall not (i) solicit, raid, entice, induce or contact, or attempt to solicit, raid, entice, induce or contact, any Person that is a customer of the Company or any of its Affiliates to become a customer of any other Person for products or services the same as, or competitive with, those products and services sold, rented, leased, rendered or otherwise made available (or currently planned to be made available) to customers by the Company and its Affiliates as of the Closing Date, as well as products and services in any stage of development by the Company and its Affiliates as of the Closing Date although not yet commercialized or not generally available, or approach any such Person for such purpose or authorize the taking of such actions by any other Person or assist or participate with any such Person in taking such action, or (ii) solicit, raid, entice, induce or contact, or attempt to solicit, raid, entice, induce or contact, any Person that currently is or at any time during such Non-competition Period shall be (or, in the case of termination is at the time of termination), an employee, agent or consultant of or to the Company or any of its Affiliates to leave the Company or such Affiliate or do anything from which Seller is restricted by reason of this Section 5.2(b), and Seller shall not approach any such employee, agent or consultant for such purpose or authorize or participate with the taking of such actions by any other Person or assist or participate with any such Person in taking such action.

(f)	Confidential Information. Seller acknowledges that the Confidential Information of the Company is valuable and proprietary to the Company and agrees not to (and to cause its Affiliates not to), except in accordance with the applicable provisions of this Agreement and the License Agreement, directly or indirectly, use, publish, disseminate, describe, summarize or otherwise disclose any Confidential Information or developments of the Company without the prior written consent of Buyer, unless Seller can demonstrate that such information is (a) otherwise publicly available, (b) in Seller’s possession through disclosure by a third party not in violation of any confidentiality or other agreement or applicable Law, (c) required to be disclosed pursuant to judicial order, regulation or law, or (d) required to be disclosed by the rules of a securities exchange on which Seller may from time to time be listed. For purposes of this Agreement, the phrase “Confidential Information” means any and all Intellectual Property (excluding non-proprietary information, know-how or processes otherwise available to the industry or public or rights obtained pursuant to licenses associated with software and other Intellectual Property generally made available for purchase or use by the industry or the public), trade secrets and other proprietary information owned or used by the Company which is not publicly available or generally available to the industry, and not obtained by any Person who, at the time of disclosure, was obligated to maintain such information as confidential and which specifically relates to matters concerning the Business of the Company.

(g)	Remedies. Seller acknowledge that a breach of the covenants contained in this Section 5.2 will cause irreparable damage to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Seller agrees that if Seller or any Affiliate of Seller breaches the covenants contained in this Section 5.2 in addition to any other remedy that may be available at law or in equity, Buyer shall be entitled to specific performance, temporary and permanent injunctive relief, and other equitable relief, without posting bond or other security.

5.3 Taxes.

(a)	All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, as required by applicable Law. Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation to the extent Buyer, or its Affiliates (as applicable), are in agreement with the position reflected therein.

(b)	Seller shall prepare or cause to be prepared, and file or cause to be filed, all Income Tax Returns of the Company for any Taxable year or period ending on or before the Closing Date that are filed after the Closing Date (“Pre-Closing Periods”). Such Income Tax Returns will be prepared in a manner consistent with prior Income Tax Returns of the Company to the extent permitted by applicable law. Seller shall permit Buyer to review and comment on such Income Tax Returns prior to filing, and, if requested by Seller, the chief financial officer of the Company post-Closing, shall sign such Income Tax Returns to the extent that the Company is in agreement with the positions taken therein. All other Pre-Closing Period Tax Returns shall be prepared by Buyer but shall be subject to the review and approval of Seller prior to filing. All Taxes payable with respect to these Pre-Closing Period Tax Returns shall be borne by Seller and promptly remitted to Buyer, except to the extent and in such amount as such Taxes are reflected on the Financial Statements.

(c)	Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company for Tax periods commencing prior to the Closing Date and ending after the Closing Date (a “Straddle Period”) but shall be subject to the review and approval of Seller prior to filing. Seller shall pay to the Company within 15 days after the date on which Taxes are paid with respect to such Straddle Periods an amount equal to the portion of such Taxes that relates to the Taxable period ending on the Closing Date, to the extent such Taxes are not reflected on the Financial Statements or paid by the Company or Seller prior to Closing, including amounts paid in respect of estimated Taxes. For the purposes of this Section 5.3(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes imposed upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date, and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed to be equal to the amount that would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the allocations described in this Section 5.3(c) shall be made in a manner consistent with the prior practice of the Company, except for changes required by Law or fact.

(d)	Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Buyer and Seller shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 5.3. Any Tax audit or other Tax proceeding shall be deemed to be a Third Person claim subject to the procedures set forth in Article 8 of this Agreement.

5.4 Books and Records. From and after the Closing, Buyer shall provide Seller and its representatives with reasonable access, for any reasonable purpose, including but not limited to (a) preparing Tax returns, or (b) defending any claim in respect of which a notice of claim has been served on Seller, during normal business hours, to all books and records of the Business, including, but not limited to, accounting and Tax records, sales and purchase documents, notes, memoranda, and any other electronic or written data (“Records”) pertaining or relating to the period prior to the Effective Time. To the extent deemed necessary by Seller with respect to its other business operations, Seller and its Affiliates may retain copies of such Records prior to providing the originals to Buyer, or, as soon as practicable after Closing, Buyer shall provide to Seller and its Affiliates, at Seller’s expense, copies of all or any portion of such Records as may reasonably be requested by Seller and its Affiliates. Unless otherwise consented to in writing by Seller, Buyer shall not, for a period of 10 years following the date hereof or such longer period as retention thereof is required by applicable Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering to surrender to Seller such Records.

5.5 Public Announcements. Except with the prior written consent of the other Parties, or as otherwise expressly permitted by this Agreement, or as may otherwise be reasonably determined by any Party as being required under Law or by stock exchange regulation, no Party nor any of its representatives will disclose to any Person any information about the terms of this Agreement or the transactions contemplated hereunder. In connection with the foregoing, the Parties agree to work together in good faith to reach a mutual agreement as to the content and form of any public announcement, press release or similar publicity. Notwithstanding anything set forth herein to the contrary or in any other agreement to which a Party hereto is bound, the Parties hereto (and any employee, representative or other agent of any of the Parties) are hereby expressly authorized to disclose the “tax treatment” or “tax structure” (as those terms are defined in Treasury Regulation Section 1.6011-4(c)(8) and (9), respectively) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Parties relating to such “tax treatment” or “tax structure” of the contemplated transactions.

5.6 Filings. Prior to the Closing, the Parties shall proceed expeditiously and in good faith to make such filings and take such other actions as may be reasonably necessary to satisfy the conditions to Closing set forth in Sections 6.2 and 7.2.

5.7 Registration Rights Agreement and Stockholders Agreement. Seller shall execute the Form of First Amended and Restated Registration Rights Agreement and the First Amended and Restated Stockholders Agreement prior, and as a condition precedent, to the issuance of common stock of Buyer upon conversion of the Senior Secured 5% Convertible Promissory Note or otherwise.

5.8 Further Assurances; Cooperation. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or its counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of Buyer to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Buyer:

6.1 Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by Seller in or pursuant to this Agreement shall be true and correct in all material respects, except (a) for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, (b) to the extent that any such representation or warranty by its terms relates to an earlier date, or (c) where and to the extent that Buyer, as of the Effective Time, had Knowledge of any then-existing pending claim, breach or violation which would render any of the representations and warranties contained herein to be false or materially misleading, (provided, however, that (i) for purposes of determining the Knowledge of Buyer as of the Effective Time, the Knowledge of Jeff Sweet or any other employee of the Company shall be disregarded, and (ii) to the extent that Buyer or its representatives shall have investigated any such pending claim, breach or violation with Seller or its representatives, and Seller nevertheless makes a representation or warranty to the contrary, then the Knowledge of Buyer shall be disregarded), and Seller shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing. Seller shall deliver to Buyer at the Closing a certificate of an officer of Seller certifying that the conditions stated in this Section 6.1 have been fulfilled.

6.2 Consents and Approvals. All necessary filings with Government authorities or any other third parties shall have been made and any necessary authorizations, consents or approvals required from such authorities or third parties shall have been obtained and shall be in full force and effect.

6.3 No Litigation or Contrary Judgment. On the Closing Date there shall exist no valid Order, statute, rule, regulation, executive order, stay, decree, judgment or injunction which prohibits or prevents the consummation of the transactions contemplated by this Agreement that has not been vacated, dismissed or withdrawn by the Effective Time.

6.4 No Material Adverse Effect. There shall not have occurred, and/or be continuing at Closing, any event that has had or reasonably would be expected to have a Material Adverse Effect.

6.5 Deliveries of Seller at Closing. At Closing, Seller shall deliver or cause to be made available to Buyer the following original completed documents, dated as of the Closing Date (unless otherwise noted below), executed by Seller and/or Seller’s Affiliates or Seller’s Counsel who are parties thereto, as applicable:

(a)	certificates representing all the Shares, free and clear of all Liens (other than legends or other restrictions solely evidencing the restricted nature of such Shares pursuant to applicable state and federal securities laws) duly endorsed to Buyer or in blank or accompanied by duly executed stock powers;

(b)	the Related Agreements to be executed by Seller;

(c) Seller’s Counsel Legal Opinion;

(d)	the written resignation of each member of the Board of Directors, and each officer of the Company, with the exception of Jeff Sweet;

(e)	all required consents and approvals from Governments and third parties under Material Contracts;

(f)	the written release of all Liens (other than Permitted Liens) relating to the assets of the Company and the Shares executed by the holder of or parties to each such Lien. The releases shall be reasonably satisfactory in substance and form to Buyer and its counsel;

(g)	a Certificate, signed by the Secretary of Seller, attaching thereto (and certifying as true and correct) copies of resolutions duly passed by the Board of Directors of Seller approving the entry of Seller into this Agreement and the Related Agreements to which it is a party, and authorizing Seller to perform all of Seller’s obligations thereunder;

(h)	a Certificate, signed by the Secretary of the Company, attaching thereto (and certifying as true and correct) copies of (i) the Articles of Incorporation of the Company, including all amendments thereto, and (ii) the Bylaws of the Company, including all amendments thereto;

(i)	a certificate of good standing of the Company, dated within five Business Days of the Closing Date, from the Minnesota Secretary of State (and of the Secretary of State of each State in which the Company is qualified or licensed as a foreign corporation);

(j)	all share transfer books, minute books and other corporate records of the Company as contemplated by Section 3.29;

(k)	the certificate required of an officer of Seller pursuant to Section 6.1.

(l)	canceled certificates, agreements and/or other evidence of the redemption or other payment by the Company in respect of all previously issued and outstanding securities of the Company other than the Shares, including all options and warrants;

(m)	a release from JPMorgan Chase Bank, releasing the Seller and the Company from any and all any liens and security interests granted by the Seller and the Company in the properties of and capital stock of the Company to secure any and all of the obligations under the Amended and Restated Credit Agreement dated as of January 16, 2004;

(n)	evidence of a wire transfer in the amount of Two Hundred and Five Thousand Dollars ($205,000) into the Company’s operating account at or prior to the Closing; and

(o)	such other customary documents, instruments or certificates as shall be reasonably requested by Buyer and as shall be consistent with the terms of this Agreement.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligation of Seller to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Seller:

7.1 Accuracy of Representations and Warranties and Performance of Obligations. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects, except for those representations and warranties that are qualified as to materiality which shall be true and correct in all respects, on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent that any such representation or warranty by its terms relates to an earlier date, and Buyer shall have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement on its part required to be performed or complied with at or prior to the Closing. Buyer shall deliver to Seller at the Closing a certificate of an officer of Buyer certifying that the conditions stated in this Section 7.1 have been fulfilled.

7.2 Consents and Approvals. All required filings with Government authorities or any other third parties shall have been made and any necessary authorizations, consents or approvals required from such authorities or third parties shall have been obtained and shall be in full force and effect.

7.3 No Litigation or Contrary Judgment. On the Closing Date there shall exist no valid Order, statute, rule regulation, executive order, stay decree, judgment or injunction which prohibits or prevents the consummation of the transactions contemplated by this Agreement that has not been vacated, dismissed or withdrawn by the Effective Time.

7.4 Deliveries of Buyer at Closing. At Closing Buyer shall deliver or cause to be delivered to Seller the following original completed documents, dated as of the Closing Date (unless otherwise noted below), executed by all parties thereto other than Seller, the Company, Seller’s Affiliates or Seller’s Counsel:

(a)	the Senior Secured 5% Convertible Promissory Note;

(b) the other Related Agreements;

(c) Buyer’s Counsel Legal Opinion;

(d)	a certificate of good standing of Buyer, dated within five Business Days of the Closing Date, from the Delaware Secretary of State; and

such other customary documents, instruments or certificates as shall be reasonably requested by Seller and as shall be consistent with the terms of this Agreement.

ARTICLE 8

INDEMNIFICATION

8.1 Survival of Representations and Warranties. All of the representations and warranties made by any Party in this Agreement, the Disclosure Letter or any certificates or documents delivered hereunder shall survive the Closing Date and consummation of the transaction contemplated hereby and will continue for a period of eighteen (18) months following the Closing Date at which time they shall expire unless and to the extent a notice of claim is made prior to such expiration with respect to any breach of such representation or warranty occurring prior to such expiration and set out in such notice of claim; provided, however, that the representations and warranties contained in (a) Section 3.1 (Corporate Existence and Power), Section 3.2 (Valid and Enforceable Agreement; Authorization; Non-Contravention), Section 3.3 (Capitalization and Ownership), Section 4.1 (Corporate Existence and Power), and Section 4.2 (Valid and Enforceable Agreement) shall survive the Closing Date without any time limit, (b) Section 3.7 (Taxes), Section 3.26 (Employee Benefit Matters), and Section 3.28 (Product Liability Claims) shall survive the Closing Date until the expiration of the applicable statutes of limitation, and (c) Section 3.18 (Environmental Matters) shall survive the Closing Date for a period of three (3) years following the Closing Date. No Indemnified Party shall be entitled to indemnification for breach of any representation and warranty unless a notice of claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.

8.2 Indemnification by Seller. Subject to the terms and conditions of this Article 8, including the limitations set forth in Section 8.6 below from and after Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates (including, from and after the Closing, the Company and its Affiliates) and the shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (collectively, the “Buyer Indemnified Persons”), from and against, and Seller waives any claim for contribution or indemnity against the Company and its Affiliates with respect to, any and all claims, losses, monetary damages, Liabilities, fines, fees, penalties, expenses or costs (“Losses”), plus reasonable attorneys’ fees and expenses, including court costs and expert witness fees and costs, incurred in connection with Losses and/or enforcement of this Agreement (in all, “Indemnified Losses”) incurred or to be incurred by any of them resulting from or arising out of:

(a)	the breach of any agreement, covenant, representation, warranty, or other obligation of Seller made or incurred under or pursuant to this Agreement or any Related Agreement, except where and to the extent that Buyer, as of the Effective Time, had Knowledge of any then-existing pending claim, breach or violation which would render any of such representations and warranties to be false or materially misleading (provided, however, that (i) for purposes of determining the Knowledge of Buyer as of the Effective Time, the Knowledge of Jeff Sweet or any other employee of the Company shall be disregarded, and (ii) to the extent that Buyer or its representatives shall have investigated any such pending claim, breach or violation with Seller or its representatives, and Seller nevertheless makes a representation or warranty to the contrary, then the Knowledge of Buyer shall be disregarded); and

(b)	transaction costs and expenses incurred by or on behalf of the Company or Seller in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees and expenses relating to any investment banker, broker, lawyer or accountant.

8.3 Indemnification by Buyer. Subject to the terms and conditions of this Article 8, Buyer shall indemnify and hold harmless each of Seller and its Affiliates and the shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (the “Seller Indemnified Persons”) from and against any and all Indemnified Losses incurred or to be incurred by any of them, resulting from or arising out of:

(a)	the breach of any agreement, covenant, representation (excluding Section 4.6), warranty (excluding Section 4.6), or other obligation of Buyer made or incurred under this Agreement or any Related Agreements;

(b)	the conduct of the business of the Company from and after the Effective Time; and

(c)	transaction costs and expenses incurred by or on behalf of Buyer in connection with this Agreement and the transactions contemplated hereby, including without limitation, fees and expenses relating to any investment banker, broker, lawyer or accountant.

8.4 Notice of Claim. In the event that Buyer seeks indemnification on behalf of a Buyer Indemnified Person, or Seller seeks indemnification on behalf of a Seller Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying Party (the “Indemnifying Party”) specifying in reasonable detail the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually materially damaged thereby. Subject to the terms hereof, the Indemnifying Party shall pay the amount of any valid claim not more than 30 days after the Indemnified Party provides notice to the Indemnifying Party of such amount.

8.5 Right to Contest Claims of Third Persons. If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an indemnified Person hereunder) (“Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually materially prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest, or settle the claim alleged by such Third Person (a “Third-Person Claim”), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the persons to be indemnified hereunder with respect to such Third Person Claim and to discharge (and does in fact so discharge) any cost or expense arising out of such investigation, contest or settlement and such Indemnifying Party has presented evidence reasonably satisfactory to the Indemnified Party of its ability to discharge the obligations, including without limitation by establishment of an escrow account. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Indemnified Party with respect to such Third Person Claim within 20 days after receipt thereof shall be deemed an irrevocable election not to defend the same. If the Indemnifying Party does not so acknowledge its obligation to indemnify and assume the defense of any such Third Person Claim, (a) the Indemnified Party may defend against such claim using counsel of its choice, in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate, and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Person Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by clear and convincing evidence that conduct of the Indemnified Party in the defense and/or settlement of such Third Person Claim constituted gross negligence or willful misconduct. The Parties shall make available to each other all relevant information in its possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

8.6 Limitations on Indemnity.

(a)	Seller shall have no obligation to indemnify Buyer Indemnified Persons in respect of Indemnified Losses resulting from or arising out of breaches of the representations and warranties contained in Article 3 of this Agreement until all Indemnified Losses exceed $500,000 in the aggregate, and then only for those Indemnified Losses in excess of $250,000 (except for Indemnified Losses resulting from or arising under Section 3.1 (Corporate Existence and Power), Section 3.2 (Valid and Enforceable Agreement, Authorization; Non-contravention), Section 3.3 (Capitalization and Ownership), Section 3.7 (Taxes), and Section 3.34 (Brokers, Finders), as to which the foregoing $500,000 limitation shall not apply).

(b)	Seller shall have no obligation to indemnify Buyer Indemnified Persons in respect of Indemnified Losses hereunder in excess of the Purchase Price in the aggregate (except for Indemnified Losses resulting from or arising under Section 3.1 (Corporate Existence and Power), Section 3.2 (Valid and Enforceable Agreement, Authorization; Non-contravention), Section 3.3 (Capitalization and Ownership), Section 3.7 (Taxes), and Section 3.34 (Brokers, Finders), as to which the foregoing limitation shall not apply).

(c)	Buyer shall have no obligation to indemnify Seller Indemnified Persons in respect of Indemnified Losses resulting from or arising out of breaches of the representations and warranties contained in Article 4 of this Agreement until all Indemnified Losses exceed $500,000 in the aggregate, and then only for those Indemnified Losses in excess of $250,000 (except for Indemnified Losses resulting from or arising under Section 4.1 (Corporate Existence and Power), Section 4.2 (Valid and Enforceable Agreement, Authorization), and Section 4.3 (Brokers, Finders), as to which the foregoing $500,000 limitation shall not apply).

(d)	Buyer shall have no obligation to indemnify Seller Indemnified Persons in respect of Indemnified Losses hereunder in excess of the amount of the Purchase Price in the aggregate (except for Indemnified Losses resulting from or arising under Section 4.1 (Corporate Existence and Power), Section 4.2 (Valid and Enforceable Agreement, Authorization), and Section 4.3 (Brokers, Finders), as to which the foregoing limitation shall not apply).

(e)	In the event that Seller becomes liable to indemnify any Buyer Indemnified Person for Losses under Section 8.2, any indemnified Losses shall be payable, at the option of Seller, either in cash and/or by:

(i)	surrender (i.e., transfer of ownership) to Buyer of shares of Buyer common stock issued as a result of the conversion of the Senior Secured 5% Convertible Promissory Note (“Buyer Convertible Stock”), such surrender/transfer to be made on a dollar-for-dollar basis (with Buyer Convertible Stock valued at the greater of its par value, book value, liquidation value at the time of issuance, or at the rate such Buyer Convertible Stock was valued for conversion purposes at the time of conversion of the Senior Secured 5% Convertible Promissory Note) in accordance with the amount of Losses to be indemnified; and/or

(ii)	surrender (i.e., cancellation) of indebtedness otherwise owed to Seller under the Senior Secured 5% Convertible Promissory Note, such surrender/cancellation to be made as a set-off against a claim for damages on a dollar-for-dollar basis in accordance with the amount of Losses to be indemnified.

(f)	Notwithstanding anything in this Agreement to the contrary, no Liability, obligation, contract or other matter shall constitute a breach of any representation or warranty of Seller or entitle a Buyer Indemnified Person to indemnification hereunder:

(i)	if the Liability, obligation, contract or other matter is set out in the Disclosure Letter; or

(ii)	to the extent that the Liability, obligation, contract or other matter was provided for, or specifically referred to, in the Financial Statements; or

(iii)	where and to the extent that Buyer, as of the Effective Time, had Knowledge of any then-existing pending claim, breach or violation which would render any of such representations and warranties to be false or materially misleading (provided, however, that (i) for purposes of determining the Knowledge of Buyer as of the Effective Time, the Knowledge of Jeff Sweet or any other employee of the Company shall be disregarded, and (ii) to the extent that Buyer or its representatives shall have investigated any such pending claim, breach or violation with Seller or its representatives, and Seller nevertheless makes a representation or warranty to the contrary, then the Knowledge of Buyer shall be disregarded).

(g)	In the event that Buyer shall be or become entitled to receive any amounts as indemnification in accordance with the provisions of this Section 8, it shall be obligated, without limiting any other rights or remedies of Buyer hereunder or under any Schedule or Exhibit, to set off such amounts against, and to the extent reduce dollar for dollar its obligations to make payments in respect of the principal balance of, and all accrued but unpaid interest under, the Senior Secured Convertible 5% Promissory Note, and Buyer may only seek payment of any amount in cash from Seller in respect of any claim for which indemnification is owed hereunder to the extent that such amount exceeds the aggregate amount of principal and accrued but unpaid interest which is then due and payable under the Senior Secured Convertible 5% Promissory Note. Notwithstanding the foregoing, or anything to the contrary in any Exhibit hereto, in the event that any matter shall arise hereunder or thereunder which requires or permits Buyer to set off any amount against the Senior Secured Convertible 5% Promissory Note as indemnity or otherwise, Seller shall have the right to make such payment directly to Buyer, and, to the extent that Seller actually pays such amount to Buyer, the outstanding principal balance of the Senior Secured Convertible 5% Promissory Note shall not be deemed to have been reduced by all or any portion of the amount of such indemnity or set off, and shall be otherwise unaffected for all purposes.

(h)	For the purposes of determining the amount of any claim for indemnification that is to be paid by an Indemnifying Party to an Indemnified Party, the Parties hereby agree that, notwithstanding any requirement of this Agreement that a misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement has in fact occurred, any proper claim for indemnification with respect thereto (i.e., fulfilling such requirements) by an Indemnified Party against an Indemnifying Party shall not be measured and paid by whether or not a Material Adverse Effect has, in fact, occurred, but shall be paid in full subject to the provisions and limitations contained in this Section 8.6 (including the application of any applicable baskets, caps and deductible amounts).

8.7 Characterization of Indemnity Payments. Any indemnification payments, offsets or credits made pursuant to this Agreement shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for all Tax purposes.

8.8 Exclusive Remedy. In the absence of fraud, the indemnification provisions set forth in this Article 8 shall provide the exclusive remedy for breaches of any covenant, agreement, representation or warranty set forth in this Agreement. Notwithstanding the foregoing, each Party shall be entitled to such equitable remedies to which such Party may otherwise be entitled, including, without limitation, the ability to apply to any court of competent jurisdiction for specific performance or injunctive or other equitable relief.

8.9 Other Limitations. Notwithstanding anything to the contrary contained herein, no Party shall be liable to or otherwise responsible to any other Party hereto or any Affiliate of any other Party for consequential, incidental, punitive or special damages or for diminution in value or lost profits that arise out of or relate to this Agreement or any Related Agreement or the performance or breach hereof or any Liability retained or assumed hereunder or thereunder.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) by facsimile, receipt confirmed, (c) on the next Business Day when sent by overnight courier, or (d) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer:

Mobile Productivity, Inc.
4695 MacArthur Court, Suite 1100
Newport Beach, CA 92660 Telephone: 619.501.8886 Telecopier: 619.501.8008 Attn:	Les Silver

President and CEO

With a copy (which shall not constitute notice) to:

August Law Group, P.C.
19200 Von Karman, Suite 500
Irvine, CA 92612 Telephone: 949.752.7772 Telecopier: 949.752.7776 Attn:	Kenneth S. August, Esq.
President

If to Seller:

CSK Auto, Inc. 645 E. Missouri Suite 450 Phoenix, AZ 85012 Telephone: 602.631.7044
Telecopier: 602.234.1713
Attn:	Martin G. Fraser
President and COO

With a copy to:

CSK Auto, Inc. 645 E. Missouri Suite 450 Phoenix, AZ 85012 Telephone: 602.631.7258 Telecopier: 602.264.0495 Attn:Lon B. Novatt, Esq. Senior VP, Chief Administrative Officer and General Counsel
And a copy (which shall not constitute notice) to:

Bryan Cave LLP
Two North Central Avenue
Suite 2200
Phoenix, AZ 85004
Telephone: 602.364.7451
Telecopier: 602.364.7070
Attn: Frank M. Placenti, Esq.

9.2 Termination. This Agreement may be terminated at any time prior to the Effective Time only by mutual written consent of Seller and Buyer. In the event of any termination of this Agreement as provided in this Section 9.2, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no Liability on the part of Buyer or Seller, except that the provisions of Section 5.1 shall survive any such termination of this Agreement.

9.3 Entire Agreement. This Agreement and the Schedules and Exhibits hereto embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter, including but not limited to the Summary of Potential Terms of Acquisition.

9.4 Amendment and Modification. To the extent permitted by applicable Law, this Agreement shall be amended, modified or supplemented only by a written agreement between Buyer and Seller.

9.5 Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their respective successors, and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of law or otherwise), by the Parties hereto without the prior written consent of the other Parties, except that Seller shall have the right to assign its rights to receive payments, but not its obligations, hereunder.

9.6 Waiver of Compliance; Consents. Any failure of either Seller, on the one hand, or Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Buyer, on the one hand, or Seller, on the other hand, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.6.

9.7 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

9.8 Equitable Relief. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the Parties further agree that each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at Law or in equity.

9.9 Counterparts, Facsimiles. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

9.10 Severability. Subject to the provisions set forth in Section 5.2 regarding judicial modification of the covenant not to compete, if any other provision of this Agreement shall be determined to be contrary to Law and unenforceable by any court of Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.11 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Arizona, without reference to its choice of law rules.

9.12 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any Person not a Party hereto, or any such Person’s dependents or heirs, any right to any benefits hereunder, and no such Party shall be entitled to sue any Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state and federal securities laws.

9.13 Submission to Jurisdiction. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of (a) the circuit courts located in Maricopa County, Arizona, and (b) the United States District Court for the District of Arizona for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the District of Arizona or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the circuit courts located in Maricopa County, Arizona. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Arizona with respect to any matters to which it has submitted to jurisdiction in this Section 9.13. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the circuit courts located in Maricopa County, Arizona, or (ii) the United States District Court for the District of Arizona, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection.

9.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 9.14.

9.15 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Effective Date) for the purpose of carrying out or evidencing any of the transactions contemplated herein.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

MOBILE PRODUCTIVITY, INC.

By:

Name: Title:	Les Silver President

CSK AUTO, INC.

By:
Name:
Title: